UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 1, 2007 (January 26, 2007)

PACE HEALTH MANAGEMENT SYSTEMS, INC.
(Exact name of Registrant as Specified in its Charter)

IOWA
(State or Other Jurisdiction of Incorporation)

0-27554	42-1297992
(Commission File Number)	(I.R.S. Employer Identification Number)

9375 Cheasapeake Street
Suite 203
La Plata, MD 20646
(Address of Principal Executive Offices, including Zip Code)

(301) 609-8460
(Registrant’s Telephone Number, including Area Code)

2116 Financial Center
666 Walnut Street
Des Moines, IA 50309
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.01	Completion of Acquisition of Assets

Item 3.02	Unregistered Sale of Equity Securities

Item 5.01	Changes in Control of Registrant

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year

Item 5.06	Change in Shell Company Status

CONSUMMATION OF THE ACQUISITION OF CONMED, INC.

On August 2, 2006, Pace Health Management Systems, Inc., an Iowa corporation (“Pace”, the “Company”, “we” or “us”) entered into a Stock Purchase Agreement (“Agreement”) with CONMED, Inc., a Maryland corporation (“CONMED”) and all of the stockholders of CONMED (the “CONMED Stockholders”), pursuant to which Pace agreed to purchase all the issued and outstanding capital stock of CONMED from the CONMED Stockholders (the “Acquisition”). We previously reported the execution of the Agreement in a Form 8-K filed on August 8, 2006, and its extension in a Form 8-K filed on January 17, 2007. This Form 8-K has been filed to report the consummation of the Acquisition on January 26, 2007.

Prior to October 1998, we developed and marketed advanced patient care management software systems that enabled healthcare providers to standardize the delivery of care, maximize resource utilization and improve clinical outcomes. On October 7, 1998, the Company completed the sale of substantially all of its assets to, and the assumption of certain of its liabilities by, Minnesota Mining and Manufacturing Company. Since the date of the sale of these assets, the Company has had no ongoing operations and no revenues and has minimal operating expenses. The Company’s September 30, 2006 unaudited balance sheet reflects current assets of $1,642,434 (including cash and cash equivalents of $1,090,641) and current liabilities of $57,916.

CONMED has provided correctional healthcare services since 1984 and was formed as a corporation on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. As CONMED developed, it accepted more contracts for additional services including pharmacy and out-of-facility healthcare expenses. In 2000, CONMED served more than 50% of the county detention healthcare services market in Maryland. In 2003, CONMED elected to seek contracts outside of Maryland and by 2006, it had secured contracts in Kansas, Virginia and Washington. Currently, CONMED is in contract with and services 17 detention centers and facilities at the county level in the United States. For the fiscal year ended December 31, 2005, CONMED had net revenues from medical services provided to correctional institutions of $11,669,332. For the nine months ended September 30, 2006, CONMED had net revenues from medical services provided to correctional institutions of $11,117,051. As a result of the Acquisition, CONMED is a wholly-owned subsidiary of Pace, and the business of CONMED is now our primary business.

Under the terms of the Agreement and Acquisition, we paid to the CONMED Stockholders consideration consisting of: (i) $8,000,000 in cash, minus the Additional Cash Deposit (as defined below) and (ii) 8,000 shares of Pace’s Series C Convertible Preferred Stock. In a simultaneous transaction we completed a private placement (“Private Placement”) of approximately $15,000,000 worth of units of our Series B Convertible Preferred Stock and warrants (described under “Recent Sales of Unregistered Securities” below), of which approximately $8,000,000 were paid directly to the CONMED stockholders as consideration for the sale of CONMED’s capital stock.

We paid to CONMED a non-refundable cash deposit of $250,000 upon execution of the Agreement, which was released to the CONMED stockholders upon expiration of the original agreement on October 31, 2006. Thereafter, an amendment to the Stock Purchase Agreement was executed on January 12, 2007 to extend the closing date to January 31, 2007. As a result of such extension, and upon execution of such amendment, we paid to CONMED an additional non-refundable cash deposit of $250,000 (the “Additional Cash Deposit”), which was deducted from the $8,000,000 cash payment paid to the CONMED stockholders at the closing of the Acquisition.

On January 15, 2007, our Board of Directors approved a plan of recapitalization (“Plan of Recapitalization”), which it expects to submit for shareholder approval. Under the proposed Plan of Recapitalization as further set forth in Item 8.01, Other Events, below, we expect, as soon as practicable, to effect some or all of the following:

•	A reverse split or exchange of 1 share for each 20 shares of common stock.
•
Conversion of the existing Series A Preferred Stock of Pace into 4,584,196 shares of common stock (immediately after the 1 for 20 exchange or reverse stock split) in exchange for conversion of and waiver of remaining accrued and unpaid dividends.

•	Reincorporation in the state of Delaware.
•	Implementing a stock option plan.

DESCRIPTION OF THE BUSINESS OF CONMED

General

As a result of the Supreme Court decision in Estelle v. Gamble 1976, all individuals held against their will are required to be provided with community standard healthcare. Under this requirement, all counties are required to provide healthcare services for their inmates. CONMED is a specialist in the provision of these services.

County Correctional Healthcare Services

CONMED provides the following array of healthcare services for inmates in county facilities under contract with the counties served. The contracts are primarily multiple year, fixed cost contracts with annual escalations, caps on out-of-facility healthcare and catastrophic expenses, and adjustments on a per diem basis for changes in population served.

Correctional healthcare services include a broad array of services that support the care of inmates detained in county detention centers. Correctional healthcare services include but are not limited to the following categories:

• General healthcare services	• Hospital Services
• Acute care services	• Mental health services
• Surgical Services	• Pharmacy
• Laboratory Services	• Physical and Occupational Therapy
• IV therapy	• Dental services
• EKG’s
• Diagnostic Imaging/Radiology
• Dialysis Services
• Durable Medical Equipment

CONMED either directly provides these services within the detention facilities or contracts for the provision of these services within or outside the facility. CONMED makes every effort to provide the medical services within the facilities due to security and cost considerations.

Contracting

CONMED has a well developed and highly successful model for predicting healthcare costs based on 23 years of accumulated experience, external data on healthcare costs, trending, and knowledge of current and future drivers of cost. This predicative model is the basis for the cost proposals provided by CONMED in competitive bids. The model addresses and aggregates costs related to staffing, on site costs, out-of-facility costs, pharmacy, supplies, administrative costs, taxes, and contract fees. Having predictive reliability of costs assures a higher probability of sustained profits.

Staffing

CONMED provides staffing of healthcare professionals at each of the contracted facilities. The staffing patterns are obtained from the Request for Proposals (RFP) distributed by the counties. The level of staffing varies depending on the size of the facility, i.e., larger facilities typically require a larger staffing pattern. The ratio of staff members to inmates is approximately 24 full-time equivalent staff positions per 1,000 inmates. This ratio varies depending on the physical structure of the facilities and the specific desire of the administration of the individual facilities. Generally, CONMED contracts with existing staff at the facility to the greatest extent possible when entering into a new contract. The onsite staffing for any facility may include RN’s LPN’s, Medics, Medication Aides, Nursing Assistants, Physicians, Psychiatrists, Psychologists, Social Workers, Physician Assistants, Nurse Practitioners, Medical Records Clerks, Administrative and support staff.

CONMED actual staffing expenses generally come in under budget due to the Company’s aggressive management, and its focus on employee development and reward system, as well as careful management of overtime and low employee turnover rate (approximately 3%).

Pharmacy

CONMED provides medications for inmates within its contracted detention facilities. Medications are currently provided from two national pharmacy contractors, Diamond Pharmacy and Correct RX, which specialize in the provision of these services to detention centers. CONMED has an enormous amount of accumulated management information regarding pharmacy expenses in its contracted facilities. This information is useful in the cost proposal portions of its bids and also in its ability to focus on high cost areas within the provision of pharmacy services. A few examples follow:

1.
Atypical Antipsychotic Medications - Approximately 20% of inmates receive medication for psychiatric illness. The costs for these medications were relatively low and stable until 2002. At that time, several new medications were introduced to the general market that became popular with psychiatrists. These medications include Seroquel, Zyprexa and Risperidal. The introduction of these new medications to correctional facilities produced a sharp spike in pharmacy costs. Little or no evidence showed efficacy of these medications in the short term setting of county detention centers. Through a process of medical education for psychiatric providers, careful feedback regarding costs, and other programs, CONMED has been able to reduce costs to levels that existed prior to the introduction of these new medications. Such medications continue to be utilized, however, only in select and appropriate cases.

2.
Methicillin Resistant Staphylococcus Aureus (“MRSA”) - In 2003, an epidemic of MRSA emerged in hospitals, locker rooms and jails. Hospital treatments of MRSA generally included very expensive intravenous medications. Initially, jails followed and used this same treatment. In an effort to prevent and limit the spread of MRSA, as well as treat this disease in the correctional facilities, CONMED engaged the services of specially trained microbiologists to develop treatment protocols. This investment proved to be quite cost effective as the microbiologists determined that the most effective treatment of MRSA within this community (jails) was an inexpensive oral antibiotic, namely Bactrim.

In-Facility Services

CONMED provides comprehensive healthcare services from the time an inmate enters the facility until the time of such inmate’s release from the facility. In some cases, the Company is responsible for providing healthcare services to an individual at the time of his or her arrest. The vast majority of such services are provided on site by our clinical staff. CONMED’s healthcare services begin at intake with a screening examination and triage. Such services are continued through the provision of daily sick calls. Most states have implemented a statutory or audit requirement for a physical examination and dental examination of each inmate, to be conducted within 14 days of admission to the facility. The initial and subsequent examinations include psychiatric screening evaluations to detect suicide potential and major psychiatric illness requiring special treatment.

The costs for services provided within the facility are generally regionally-based and easily predicted. The highest costs relate to onsite x-rays, the majority of which are chest x-rays completed to discount active tuberculosis and x-rays for minor trauma.

Out-of-Facility Services

Inmates requiring services outside the facility fall into two broad categories: (i) emergencies and (ii) circumstances that require services beyond the capability of the facility. Out-of-Facility services are broken down into several categories, including third party administrators (“TPA”) and hospital services.  All out-of-facility services are provided through the use of a local or regional contracted network using a third party administrator. In some cases we have been able to negotiate rates of payment with local hospitals or high volume providers that are less expensive than the discounted rates offered through the TPA.

1. Hospital Services - CONMED enters into service agreements with local hospitals to provide in-patient services for inmates. In many cases, we are able to utilize the hospital-based “hospitalist program” to assure the most cost effective and shortest stays. In many cases, the courts will release inmates from custody at the time of hospitalization, thus releasing (i) CONMED from financial responsibility, (ii) the county from the responsibility of providing two Officers for round-the-clock security, and (iii) the hospital from the responsibility to provide a private room. When an inmate is hospitalized, a daily report is obtained from the Medical Director for the site, and from the Health Services Manager. The site administration remains in close contact with the hospital care provider to assure early repatriation to the facility. CONMED experiences hospital bed days of less than 100 per thousand inmates.

2. Third Party Administrator - CONMED contracts with TPA’s serving each facility in which it provides healthcare services. The TPA’s provide a network of physicians, hospitals and ancillary services that are paid based on contracted fee schedules. These fee schedules typically include 40% or more discounts over the charges. The TPA is compensated based on a percent of the savings to CONMED for the repricing of claims.

Dental Services

Dental services are provided onsite for most of our contracted facilities. Such facilities maintain dental suites with equipment for conducting dental x-rays. CONMED typically provides a contract dentist at a rate of approximately 12 hours per week, per 1000 inmates, depending on the RFP requirements.

Additional Services

Value-added services that CONMED provides to its clients include the following:

•
Healthcare Services Consultations - On request from the facility administration, CONMED will provide consultations on healthcare issues such as Tuberculosis, Avian Flu, AIDS, Hepatitis, Methadone, Reentry programs and many other topics pertinent to correctional healthcare. These consultations typically relate to policy issues affecting multiple facilities. In many cases CONMED has provided expert testimony to State legislative bodies and agencies.

•
Audit Compliance programs - CONMED provides an audit compliance program as part of our core responsibility to all sites. CONMED has experts in all State and National audit processes on staff. These individuals provide guidance to the sites to assure 100% audit compliance.

•
OSHA compliance programs - Regulation 1910.1030 of the U.S. Department of Labor, Occupational Safety & Health Administration (“OSHA”), provides guidelines and universal precautions that shall be observed to prevent contact with blood or other potentially infectious materials. Such regulations are applicable to all occupational exposure to blood or other potentially infectious materials. CONMED complies with OSHA and provides to its staff members, among other things, appropriate personal protective equipment such as gloves, gowns, laboratory coats, face shields or masks and eye protection, as well as mouthpieces, resuscitation bags, pocket masks, or other ventilation devices. The purpose of such protective equipment is to prevent blood or other potentially infectious materials to pass through to or reach the employee’s clothes, undergarments, skin, eyes, mouth etc. Other procedures the Company implements in accordance with OSHA include, but are not limited to, ensuring a clean and sanitary worksite, procedures for discarding contaminated waste, and cleaning and laundering its staff’s clothing and equipment.

•
Risk Management - CONMED promotes risk management through a process of daily monitoring of significant healthcare events, weekly and monthly review of trends and subsequent measured actions. Through attention to detail in the provision and documentation of healthcare, adherence to standards of care and monitoring of events, CONMED is able to substantially reduce the risk of poor outcomes and/ or litigation.

•
Sick call services for staff - CONMED provides limited sick call services to detention center staff for acute problems. This often allows the staff to continue at work rather than taking a sick day for a doctor’s visit. This value added service is appreciated by the facility staff and administration.

•
Emergency services for staff and visitors - CONMED believes it is imperative that its medical staff be well trained and equipped to handle emergencies. Thus, the Company ensures that its medical staff is familiar with the correctional facility and is equipped to deliver prompt emergency care anywhere in the facility. Specific equipment is maintained and restocked when necessary, within each facility in the event of an emergency, including an emergency kit capable of maintaining basic life support.

Sales and Marketing

Sales and marketing efforts for CONMED correctional healthcare services is based on the following:

1.
Market analysis - In 2004, CONMED engaged in a national market analysis and survey searching for markets with attractive opportunities. We have designated Colorado, Florida, Kansas, New Jersey, Oregon, Pennsylvania, Texas, Virginia, and Washington as early targets. The following are the Company’s prime targets:

a.	Facilities of 500 inmates or more that are currently not served by a correctional healthcare contractor;

b.	Facilities of 500 inmates or more that are served by a local hospital or healthcare provider;

c.	Facilities of 500 inmates or more that are served by a failing competitor;

d.	Facilities of 500 inmates or more that are served by a competitor that is leaving the county detention center market to focus on prisons; and

e.	Facilities of 500 inmates or more that are served by a competitor where the results of audits are known to have been sub-standard.

2.
Word of Mouth - CONMED has a well-developed contact network through our existing contracts and through our strategic relationships with national pharmacy contractors. This network has established early indications of counties considering outsourcing healthcare services, changing their current contractors or offering bids for other reasons.

3.	Online procurement services - CONMED contracts with ONVIA, an online government contracting research service, to establish early determinations of county intentions to bid.

4.
Trade meetings - CONMED’s staff attends annual regional and national trade meetings. These meetings serve as an opportunity to meet and greet new potential clients. Our trade show booth attracts attention with a variety of marketing tools and ‘give-aways’. CONMED often sponsors special events and awards at these meetings.

5.	Cold calls - CONMED uses, to a limited extent, cold calls typically only in cases where some collateral indication of a probability of success exists.

6.	Advertising in Trade Journals.

7.	Public Speaking engagements for special topics on request.

8.	Website promotion of CONMED’s capabilities and experience.

CONMED currently utilizes its CEO, Medical Director and Vice President of Strategic Planning as well as the founders and executive vice presidents as the primary sales force. We anticipate adding a full-time Director of Marketing and Research during 2006.

Competition

CONMED is aware of four major sources of competition:

1.
National contracting companies that serve both the county and state prison systems. While CONMED is aware of several national companies that provide healthcare services to county detention centers, it appears this is not their main focus. These companies, including Prison Health Services, Inc., Correctional Medical Services, Inc., Correct Care Solutions Inc., Wexford Health Sources, Inc., Naphcare, Inc and Armor Correctional Health Services are primarily in the business of providing services to state prisons. There are a few companies that provide healthcare services to county detention centers within confined regions, such as California Forensic Medical Group Inc. in California, and Primecare Medical, Inc. in Pennsylvania. These companies are privately held and can be characterized as small to medium size businesses when compared to the major national prison healthcare companies.

2.
Local or regional companies focused on county detention centers. The Company’s main competitors include Primecare in Pennsylvania and CFMG in California. There are several small local groups in markets which we are developing at this time.

3.
Local Hospitals. We have seen several incidences of local hospital systems providing healthcare services to the county detention centers. Such incidences arose out of the absence of other interested providers. In two cases of which we are aware, Volusia County Florida and Sedgwick County Kansas, the hospital costs for these counties were extremely high, as might be expected. Counties seeking significant cost savings will seek a contractor other than the local hospital.

4.
Local Physicians. In some cases, our competitor is a local solo physician or group of physicians. Such contractors typically provide only the onsite sick call services. They have limited expertise in the correctional healthcare services provision. Increasingly, they are unable to obtain cost effective liability insurance that will cover both their primary work, as well as their correctional healthcare services.

Intellectual Property

The Company does not currently own and has not registered any trademarks, patents, or any other intellectual property.

Government Regulation

The industries in which CONMED operates are subject to extensive federal, state and local regulations and/or orders of judicial authorities, including healthcare, pharmaceutical and safety regulations and judicial orders, decrees and judgments. Some of the regulations and orders are unique to CONMED’s industries, and the combination of regulations and orders it faces is unique. Generally, prospective providers of healthcare and pharmaceutical services to correctional facilities must be able to detail their readiness to, and must comply with, a variety of applicable state and local regulations and State and National standards. CONMED’s contracts typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. In addition, CONMED’s doctors, nurses, pharmacists and other healthcare professionals who provide services on its behalf are in most cases required to obtain and maintain professional licenses and are subject to state regulation regarding professional standards of conduct. CONMED’s services are also subject to operational and financial audits by the governmental agencies with which CONMED has contracts and by the courts of competent jurisdiction. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). CONMED may not always successfully comply with these regulations and failure to comply can result in material penalties, non-renewal or termination of contracts with correctional facilities or prohibition from proposing for new business in certain jurisdictions.

Health Insurance Portability and Accountability Act of 1996. The Administrative Simplification Provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) require the use of uniform electronic data transmission standards for health care claims and payment transactions submitted or received electronically. These provisions are intended to encourage electronic commerce in the health care industry. CONMED does not electronically file at present, but may do so in the future, subjecting it to all of the regulations of HIPAA. HIPAA also includes regulations on standards to protect the security and privacy of health-related information. The privacy regulations extensively regulate the use and disclosure of individually identifiable health-related information, whether communicated electronically, on paper or orally.

Corporate Practice of Medicine/Fee Splitting. Many of the states in which CONMED operates have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician's license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague and seldom have been interpreted by the courts or regulatory agencies. CONMED reviews, on an ongoing basis, the applicable laws in each state in which CONMED operates and reviews its arrangements with its healthcare providers to ensure that these arrangements comply with all applicable laws. CONMED has no assurance that governmental officials responsible for enforcing these laws will not assert that CONMED, or transactions in which it is involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with CONMED’s interpretations.

Regulation of Bid Process and Contracting. Contracts with governmental agencies are obtained primarily through a competitive bidding process, which is governed by applicable state and local statutes and ordinances. Although practices vary, typically a formal request for proposal (“RFP”) is issued by the governmental agency, stating the scope of work to be performed, length of contract, performance bonding requirements, minimum qualifications of bidders, selection criteria and the format to be followed in the bid or proposal. Usually, a committee appointed by the governmental agency reviews bids and makes an award determination. The committee may award the contract to a particular bidder or decide not to award the contract. The committees consider a number of factors, including the technical quality of the proposal, the bid price and the reputation of the bidder for providing quality care. The award of a contract may be subject to formal or informal protest by unsuccessful bidders through a governmental appeals process. If the committee does not award a contract, the correctional agency may, among various options, continue to provide healthcare services to its inmates with its own personnel or the existing provider.

Certain RFPs and contracts require the bidder to post a bid bond or performance bond. Performance bonding requirements may cover one year or up to the length of the contract. Due to circumstances related to September 11, 2001 and the collapse of certain major corporations, the surety market has sharply contracted and the cost of surety bonds has substantially increased. In order to avoid the additional costs that performance bonds add to the contracts, increasingly clients are reducing or eliminating the need for performance bonds.

CONMED’s contracts with governmental agencies often require it to comply with numerous additional requirements regarding record-keeping and accounting, non-discrimination in the hiring of personnel, safety, safeguarding confidential information, management qualifications, professional licensing requirements, emergency healthcare needs of corrections employees and other matters. If a violation of the terms of an applicable contractual or statutory provision occurs, a contractor may be debarred or suspended from obtaining future contracts for specified periods of time in the applicable location. CONMED has never been debarred or suspended from seeking procurements in any jurisdiction.

Major Contracts

Substantially all of CONMED’s operating revenue is derived from contracts with county governmental entities. CONMED’s top three clients, Sedgwick County Detention Center, Harford County Detention Center and Charles County Detention Center, generated approximately forty-six percent (46%) of its total revenues for the nine months ended September 30, 2006. Summaries of CONMED’s largest contracts follow below.

Sedgwick County Detention Center Contract. CONMED entered into a Services Agreement with the Board of County Commissioners of Sedgwick County, Kansas (“Sedgwick County”), on January 31, 2005, for a period of approximately two (2) years, and Sedgwick County, at its option, may extend the agreement annually for two (2) additional 1-year terms upon written notice to CONMED. Sedgwick County pays CONMED a base monthly fee, which may be adjusted for changes in inmate population levels. CONMED also provides, at its own expense, a performance bond for thirty-three percent (33%) of the total value of the awarded contract. CONMED may terminate the agreement upon thirty (30) days written notice. Either party may immediately terminate the agreement for a material breach of the agreement subject to certain cure provisions.

Harford County Detention Center Contract. CONMED entered into a Health Services Agreement with the Sheriff of Harford County on March 14, 2002 to provide medical services to the inmates at the Harford County Detention Center (“HCDC”), for an initial term of one (1) year, with the HCDC having the exclusive option to renew such agreement for four (4) additional one (1) year terms. The HCDC pays CONMED a base monthly fee, which may be adjusted for changes in inmate population levels. Under the agreement, CONMED is subject to mandatory staffing requirements. CONMED may automatically terminate the agreement in the event HCDC fails to make timely payment due to CONMED. The HCDC may terminate the agreement should the HCDC determine that such termination is in the best interests of the HCDC, or if CONMED fails to fulfill its obligations under the agreement.

Charles County Detention Center Contract. Effective July 1, 2004, CONMED entered into a medical services agreement with the Sheriff’s Office of Charles County, Maryland to provide both on-site and off-site health care services to the inmates of the Charles County Detention Facility (“CCDF”). The two (2) year agreement commenced on July 1, 2004, and the agreement provides the CCDF with three (3) successive one (1) year options to extend the term of the agreement. The CCDF pays CONMED a total compensation in the amount of approximately $2.9 million, which is paid in 24 equal monthly installments. Such monthly installments are adjusted for changes in inmate population levels. Under the agreement, CONMED is subject to mandatory staffing requirements. The agreement also contains provisions that allow the CCDF to assess penalties if certain staffing criteria are not maintained. CONMED may terminate the agreement upon thirty (30) days written notice in the event the CCDF fails to make timely payment due to CONMED.

Baltimore County Detention Center. CONMED is currently providing medical services to Baltimore County Detention Center on an interim transition basis. CONMED has entered into final negotiations for a new nine year contract with an annual revenue value equal to approximately $5.6 million and an aggregate revenue value equal to approximately $54 million. If CONMED does not finalize the terms of this Baltimore County contract, and does not gain Baltimore County as one of their contracted site facilities, CONMED’s future business and financial performance may be seriously harmed.

Employees

As of December 31, 2006, Pace had one employee and one consultant, none of which belong to a union, and relations with which Pace considers to be good.

As of December 31, 2006, CONMED had approximately 181 full-time and 13 part-time employees and 118 per diem employees, and 18 physician contractors. The Company provides all full-time employees with a comprehensive benefits package including medical insurance, education stipend, dental insurance, 401-K and paid vacation. CONMED believes that its relations with its employees are good. None of its employees belong to a union.

Property

Pace does not currently have any office facilities.

LaPlata, Maryland. In November, 2004, CONMED entered into an office lease agreement for approximately 2,400 square feet of office space housing CONMED’s executive and administrative offices at an annual rental of $29,088 for 2004, increasing to $32,738 in the final year of the lease, which expires on November 30, 2009, subject to a 5 year renewal option. CONMED currently intends to expand its facilities in the near future by approximately 2,500 additional square feet. Following the Acquisition, the LaPlata, Maryland offices have also become Pace’s executive offices.

Legal Proceedings

Pace is not currently a party to any material legal proceedings.

CONMED is currently involved in the following potential or threatened legal proceedings:

(i)      Linda Courtillet, et al. v. Stephen Goldberg, MD, et al. - Linda Courtillet is bringing a wrongful death action against CONMED, among others, on behalf of her son, Logan Courtillet, an inmate at Charles County Detention Facility who committed suicide on the premises on March 1, 2005. A complaint seeking money damages is to be filed in the Circuit Court for Charles County, MD in the near future. Currently, CONMED’s insurer, National Fire and Marine, is providing a defense in this action.

(ii)   Dawn R. Travenichek v. CONMED - On July 3, 2006, CONMED received its first notice of an administrative complaint alleging wrongful termination of employment which was filed by a former employee of CONMED who provided services at the Sedgwick County Detention Facility in Kansas. CONMED’s management investigated the allegations and on January 8, 2007, the parties agreed to settle this dispute, for which CONMED denies any liability, for an amount equal to $5,000. A mutual release is currently being prepared.

(iii)  Board of Nursing - In early 2005, the MD Board of Nursing (“BON”) commenced an investigation (which is currently ongoing as of today) regarding whether certain CONMED employees licensed by the BON, or at least subject to the jurisdiction of BON, performed work at certain detention facilities in contract with CONMED whereby such employees were not properly licensed. BON has acknowledged that it does not have jurisdiction over the actions of CONMED itself, however, the BON has threatened to take disciplinary action against 10 - 20 current or former employees of CONMED. CONMED’s management has fully cooperated with the BON and has implemented a number of changes intended to address BON’s stated concerns. To the best of CONMED’s knowledge, the BON has conducted all necessary employee interviews, and CONMED is currently awaiting BON’s next steps or actions relating to these employees.

(iv)  Theresa Lynn Rhoderick, PR for the Estate of Michael Rutherford, Sr., et al. v. CONMED, Inc., Case No. 06-2379 - This matter was brought in the Circuit Court for Frederick County. Michael Rutherford, a known asthmatic inmate with a significant medical history, died of congestive heart failure with an underlying condition of mitral stenosis at John Hopkins Hospital on September 25, 2005. A wrongful death and survival action has been filed against CONMED on behalf of Mr. Rutherford. CONMED’s insurer is providing a defense of this action. Mr. Francis X. Leary has been engaged by CONMED’s insurer to serve as CONMED’s defense counsel in this matter as well.

(v)  Derek L. Simms v. Steven R. Williams, et al., Civil Action No. WMN-06-2867 - this claim was brought in the United States District Court for the District of Maryland. Derek Simms filed a complaint alleging that he suffered injuries which were caused by the negligent medical care provided by CONMED while he was incarcerated in Dorchester County Detention Center. Mr. Simms alleged that he did not receive adequate analgesic medication from CONMED, as he was treated for an infectious disease. CONMED’s insurer has retained Mr. Leary to serve as CONMED’s defense counsel in this matter. On December 21, 2006, Mr. Leary filed a Motion to Dismiss, or in the alternative, Motion for Summary Judgment. The Motion was based on the failure of Mr. Simms to state a caused of action upon which relief may be granted, and the failure to state a claim for violation of his 8th and 14th Amendment rights.

MANAGEMENT

As a result of the Acquisition, our management and Board of Directors have been reconstituted. The names, ages and positions of our directors, executive officers and certain significant employees following the Acquisition are as follows:

Name	Age	Position

Richard Turner, PH.D.	60	President, Chief Executive Officer and Director (Pace and CONMED)

Howard M. Haft, MD	57	Executive Vice President and Chief Medical Officer (Pace and CONMED)

John Pappajohn	78	Chairman of the Board of Directors and Director (PACE and CONMED)

Ronald H. Grubman	57	Executive Vice President of Mid-Atlantic Region (CONMED)

Richard P. Olson	54	Executive Vice President of Correctional Programs (CONMED)

Richard M. Aiello	61	Chief Operations Officer (CONMED)

Thomas W. Fry	62	Chief Financial Officer and Secretary (Pace and CONMED)

There are no familial relationships among our directors and/or officers. Directors hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.

Richard Turner, Ph.D., President, Chief Executive Officer and Director of Pace and CONMED

Dr. Turner is currently our President, Chief Executive Officer and a Director. Prior to consulting for PACE in May of 2006, Dr. Turner served as President and Chief Executive officer of EyeTel Imaging since January 2004. Prior to January 2004, Dr. Turner previously served as President and Chief Executive Officer of BEI Medical Systems (“BEI Medical”), a company engaged in the development and marketing of a minimally invasive endometrial ablation system. BEI Medical was sold to Boston Scientific for approximately $95 million in 2002. Previously, President of the Healthcare Group for the Cooper Companies, Dr. Turner has held executive leadership positions in the medical industry for approximately 25 years, including President and Director of CooperLaserSonics, Inc., President of CooperVision,Inc., President and Chief Executive Officer/Director of Pancretec, Inc. (sold to Abbott Labs, Inc.) and President of Kay Laboratories (sold to Baxter, Inc.). Dr. Turner graduated from Old Dominion University with a Bachelor of Science degree, earned his M.B.A. from Pepperdine University and earned his PhD from Berne University.

Howard Haft, MD - Executive Vice President and Chief Medical Officer of Pace and CONMED

Dr. Haft is a founder of CONMED and acted as Director and Chief Medical Officer of CONMED from 1984 to January 2007. He also serves as the President of the Maryland Healthcare Associates and Georgetown Affiliate Multispecialty Group Practice. He serves on the Board of Directors of Apollo Medical Corporation that provides practice management services to Maryland Healthcare Associates. He also serves as President of the Maryland Foundation for Quality Healthcare, a not for profit corporation providing healthcare education to the underprivileged of Maryland. Dr. Haft holds a Medical Degree from Penn State University, Residency in Internal Medicine from Brown University, a Masters in Medical Management from Tulane University, and is recognized as a Certified Physician Executive by the American College of Physician Executives. He is Board Certified in Internal Medicine and Emergency Medicine.

John Pappajohn - Chairman of the Board of Directors of PACE and CONMED

Mr. Pappajohn has been a Director of PACE Health Management Systems, Inc. since 1995. Since 1969, Mr. Pappajohn has been the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm, both located in Des Moines, Iowa. He also serves as a director for the following public companies: Allion Healthcare, Inc., American CareSource Holdings, Inc., Healthcare Acquisition Corp., MC Informatics, Inc., and Careguide, Inc. Mr. Pappajohn has been an active private equity investor in healthcare companies for more than 30 years and has served as a director of more than 40 public companies. Mr. Pappajohn received his B.S.C. from the University of Iowa.

Ronald H. Grubman, PA-C - Executive Vice President of Mid-Atlantic Region of CONMED

Mr. Grubman, along with Dr. Haft, founded CONMED in 1984 with the introduction of St. Mary’s County Detention center. Mr. Grubman was President, Chief Executive Officer and Director of CONMED from 1984 to January 2007. He graduated from Long Island University and earned his B.S. from the Brooklyn Cumberland Physician Assistant Program in 1975, and continues to provide medical services.

Richard R. Olson, PA-C - Executive Vice President of Correctional Programs of CONMED

Mr. Olson joined CONMED as a partner in 1989 and has since served as the Chief of Correctional Programs. Mr. Olson is responsible for CONMED’s correctional healthcare operations. Mr. Olson graduated from the George Washington University Physician Assistant Program in 1978. He was Board Certified in 1980 and was subsequently hired by the Federal Bureau of Prisons, as a Physician Assistant. While serving with the Bureau of Prisons, he was trained as a healthcare administrator and was named the Bureau’s Coordinator of Infectious Diseases.

Richard M. Aiello, MS, FBINA - Chief Operations Officer of CONMED

Mr. Aiello has been Chief Operations Officer of CONMED since 2005. As such, he provides leadership and management for all aspects of corporate operations for CONMED. Mr. Aiello is a 37-year veteran of public safety, with 27 years of experience in law enforcement, rising to the rank of Major, as well as 10 years of experience in corrections where he served both as an Assistant Warden and Warden of an American Correctional Association (ACA) accredited facility. He is a former Associate Professor at Harford Community College and a graduate of the F.B I. National Academy, 147th session. Mr. Aiello graduated from the University of Maryland University College with a Bachelor of Science degree and earned his Master of Science Degree from Johns Hopkins University.

Thomas W. Fry, Chief Financial Officer and Secretary of Pace and CONMED

Prior to joining PACE in September of 2006, Mr. Fry served as Chief Financial Officer of Vasomedical, Inc. from September 2003 to September 2006 and as Vice President, Finance and Administration of BEI Medical Systems Company, Inc. from September 1997 until December 2002. From October 1992 until November 1997, Mr. Fry was Vice President, Finance and Administration of its predecessor company of the same name, which merged into BEI Medical Systems Company, Inc. in November 1997. Mr. Fry has held various executive financial positions for approximately 27 years, including Corporate Controller of Disctronics Ltd. from 1989 to 1992, Controller and Chief Financial Officer of Cavitron, Inc./CUSA, a medical device, engineering and manufacturing company, from 1986 to 1989, and Manager of Profit Planning and Manufacturing Controller of Chesebrough-Ponds International, from 1979 to 1986. Prior to that time, Mr. Fry was employed by Chesebrough-Ponds and GTE in various accounting and financial management positions. Mr. Fry graduated from Southeast Missouri State University with a Bachelor of Science degree, and earned his M.B.A. from Pace University.

Employment Agreements and Compensation Packages

Dr. Richard Turner, President and Chief Executive Officer, has executed a consulting/employment agreement effective as of January 26, 2007. The agreement provides for an annual salary of $235,800; an annual target bonus of fifty percent of annual salary (based on Mr. Turner’s performance and certain to be determined milestones); option grant to purchase 1,000,000 shares of Common Stock; health, disability and life insurance and retirement plan; and auto gas and maintenance expenses. In the event Mr. Turner’s employment is terminated other than for good cause (as defined in the employment agreement), he will receive a payment equal to his then applicable annual salary, excluding bonus, for a period of six (6) months after termination.

Dr. Howard Haft, Executive Vice President and Chief Medical Officer, has executed an employment agreement effective as of January 26, 2007. The agreement provides for an annual salary of $250,000; an annual bonus equal to a value of up to 20% of annual salary (such amount to be approved by the Board); life insurance and retirement plan; and travel expenses. In the event Dr. Haft’s employment is terminated other than for good cause (as defined in the employment agreement), he will receive a payment equal to his then applicable annual salary, excluding bonus, for a period of six (6) months after termination.

Mr. Ronald Grubman, Executive Vice President of Mid-Atlantic Region, has executed an employment agreement effective as of January 26, 2007. The agreement provides for an annual salary of $190,000; an annual bonus equal to a maximum amount of $40,000 (from a bonus pool, based on Mr. Grubman’s ability to maintain the Company’s current business and revenues generated by all Maryland sites for the year 2007), as well as an additional bonus in the amount equal to one half (1/2) of one percent (1%) of the first twelve (12) months of gross revenue actually collected and received by the Company from any new business services generated by Mr. Grubman, excluding price escalators and cost-of-living adjustments; health and life insurance and retirement plan; and travel expenses, in addition to a monthly car allowance in the amount of $800 per month. In the event Mr. Grubman’s employment is terminated other than for good cause, he will receive a payment equal to his then applicable annual salary, excluding bonus, for a period of six (6) months after termination.

Mr. Richard Olson, Executive Vice President of Correctional Programs, has executed an employment agreement effective as of January 26, 2007, and for a period of sixty (60) days thereafter. The agreement provides for an annual salary of $120,000; life insurance and retirement plan; and travel expenses. In the event Mr. Olson’s employment is terminated other than for good cause, he will receive a payment in the amounts equal to his then applicable annual salary, excluding bonus, for a period of sixty (60) days after termination.

Mr. Richard Aiello, Chief Operating Officer of CONMED, has executed an employment agreement effective as of July 1, 2004. The agreement provides for a five (5) year term of employment; an annual salary of $136,600; a bonus which shall be determined from time to time by the Board of Directors of CONMED in its sole discretion; retirement plan and auto gas and maintenance expenses. In the event that Mr. Aiello’s employment is terminated other than for good cause, he will receive a payment in the amounts equal to his then applicable salary, plus benefits, for a period of six (6) months after termination.

Mr. Thomas W. Fry, Chief Financial Officer of CONMED, has executed an employment letter effective as of September 15, 2006. The agreement provides for an annual salary of $175,000; bonus compensation plan will be considered by the Board of Directors of CONMED with a target of twenty percent (20%) of annual salary; stock option plan will be considered by the Board of Directors of CONMED with options to purchase up to 118,000 shares; retirement plan; travel expenses and other approved business expenses. In the event that Mr. Fry’s employment is terminated, he will receive a payment in the amounts equal to his then applicable salary for a period of six (6) months after termination.

Compensation of the Board of Directors

The Board of Directors has adopted the Company’s 2007 Stock Option Plan, subject to shareholder approval as part of the Plan of Recapitalization. The 2007 Stock Option Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights to, among others, Company directors. The 2007 Stock Option Plan will be administered by the Board of Directors which has the authority and discretion to determine: (1) the persons to whom the options will be granted; when the options will be granted; number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable.

Audit Committee and Compensation Committee

During fiscal 2007, the Company’s Board of Directors intends to create and establish an Audit Committee and a Compensation Committee on behalf of the Company.

PRINCIPAL SHAREHOLDERS

Beneficial Ownership - Current

As of the date hereof, there were 8,316,074 shares of Common Stock, 2,875,000 shares of Series A Preferred Stock, 15,000 shares of Series B Preferred Stock and 8,000 shares of Series C Preferred Stock issued and outstanding. The following table sets forth the names and beneficial ownership of our Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock owned as of January 26, 2007 (after giving effect to the Acquisition, the Private Placement, and the conversion of 50% of the accrued but unpaid dividends on our Series A Preferred Stock but without giving effect to the Plan of Recapitalization) by: (i) each of our directors, (ii) all our directors and executive officers as a group, and, to the best of our knowledge, (iii) all holders of 5% or more of the outstanding shares of our Common Stock. Unless otherwise noted, the address of all the individuals and entities named below is care of CONMED, Inc., 9375 Chesapeake Street, Suite 203, La Plata, Maryland 20646:

Name of Beneficial Owner (1) (5)	Number of Shares (Common)	% of Class	Number of Shares (Series A)	% of Class	Number of Shares (Series B)	% of Class	Number of Shares (Series C)	% of Class

DIRECTORS AND OFFICERS:

John Pappajohn (2)	2,331,740	28.0%	1,500,000	52.2%	-	0.0%	-	0.0%

Richard Turner (3)	-	0.0%	-	0.0%	-	0.0%	-	0.0%

Howard M. Haft (4)	-	0.0%	-	0.0%	-	0.0%	5,333	66.7%

Ronald H. Grubman (4)	-	0.0%	-	0.0%	-	0.0%	1,333	16.7%

Richard P. Olson (4)	-	0.0%	-	0.0%	-	0.0%	1,333	16.7%

Thomas W. Fry (5)	-	0.0%	-	0.0%	-	0.0%	-	0.0%

All directors and named executive officers as a group (1)	2,331,740	28.0%	1,500,000	52.2%	-	0.0%	8,000	100.0%

OTHER 5% OR MORE SHAREHOLDERS:

Edgewater Private Equity Fund, L.P.	969,264	11.7%	500,000	17.4%	-	0.0%	-	0.0%

Gainesborough, LLC	925,431	11.1%	531,371	18.5%	-	0.0%	-	0.0%

Lehman Brothers (6)	-	0.0%	-	0.0%	5,000	33.3%	-	0.0%

Pinnacle (6)	-	0.0%	-	0.0%	5,000	33.3%	-	0.0%

All 5% or more shareholders	1,894,695	22.8%	1,031,371	35.9%	10,000	66.7%	-	0.0%

All shareholders	8,316,074		2,875,000		15,000		8,000
_______________________________________
* Less than 1% of the Company's common stock

(1)  Except as indicated by footnotes, beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by him or her.

(2) Includes 100,000 shares of common stock held by Halkis, Ltd, and 109,917 shares of common stock held by the John and Mary Pappajohn Scholarship Foundation, both affiliates of Mr. Pappajohn. Includes 2,121,823 shares of common stock, but does not include (i) 3,000,000 shares of common stock issuable on conversion of 1,500,000 shares of Series A Preferred Stock and (ii) cumulative dividends convertible into an aggregate of 1,356,521 shares of common stock, in each case issuable as part of the Plan of Recapitalization, subject to shareholder approval. Mr. Pappajohn’s address is 2116 Financial Center, Des Moines, Iowa 50309

(3)  Dr. Turner’s beneficial ownership excludes options to purchase 1,000,000 shares of common stock issued under the 2007 Stock Option Plan, subject to approval by shareholders as part of the Plan of Recapitalization that may be acquired more than 60 days after such approval.

(4)  The beneficial ownership of Dr. Haft , Mr. Grubman and Mr. Olson excludes 533,334, 133,333 and 133,333, respectively, shares of common stock issuable on conversion of Series C Preferred Stock in the Plan of Recapitalization. It also excludes options to purchase 83,333 shares of common stock issued (250,000 shares in aggregate) under the 2007 Stock Option Plan, subject to approval by shareholders as part of the Plan of Recapitalization that may be acquired more than 60 days after such approval.

(5)  Mr. Fry’s beneficial ownership excludes 118,000 shares of common stock issued under the 2007 Stock Option Plan, subject to approval by shareholders as part of the Plan of Recapitalization that may be acquired more than 60 days after such approval.

(6)  Lehman Brother's and Pinnacle's beneficial ownership each excludes (i) 2,000,000 shares of common stock issuable on conversion of shares of Series B Preferred Stock, and (ii) 500,000 warrants to purchase common stock at $0.30 per share and 166,667 warrants to purchase common stock at $2.50 per share, each only exercisable upon approval of the Plan of Recapitalization by the shareholders.

Beneficial Ownership - Post-Plan of Recapitalization

The following table sets forth the names and beneficial ownership of our Common Stock owned as of January 26, 2007, and after giving effect to the Plan of Recapitalization, by: (i) each of our directors, (ii) all our directors and executive officers as a group, and, to the best of our knowledge, (iii) all holders of 5% or more of the outstanding shares of our Common Stock. Unless otherwise noted, the address of all the individuals and entities named below is care of CONMED, Inc., 9375 Chesapeake Street, Suite 203, La Plata, Maryland 20646:

	Number of Shares (Common)	% of Class

DIRECTORS AND OFFICERS:

John Pappajohn (2)	2,508,342	21.3%

Richard Turner (3)	100,000	*

Ronald H. Grubman (4)	133,333	*

Richard P. Olson (4)	133,333	*

Howard M. Haft (4)	533,334	4.5%

Thomas W. Fry (5)	-	*

All directors and named executive officers as a group (1)	3,408,342	28.6%

OTHER 5% OR MORE SHAREHOLDERS:

Edgewater Private Equity Fund, L.P.	845,715	7.2%

Gainesborough, LLC	893,544	7.6%

Lehman Brothers (6)	2,666,667	21.4%

Pinnacle (6)	2,666,667	21.4%

All 5% or more shareholders	7,072,593	53.9%

ALL SHAREHOLDERS

Shares outstanding	11,800,000
_______________________________________
* Less than 1% of the Company's common stock

(1)  Beneficial ownership is determined in accordance with Rule 13d-3(a) of the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Except as indicated by footnotes and subject to community property laws, where applicable, the person named above has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by him or her.

(2) Includes 100,000 shares of common stock held by Halkis, Ltd, and 109,917 shares of common stock held by the John and Mary Pappajohn Scholarship Foundation, both affiliates of Mr. Pappajohn. Mr. Pappajohn’s address is 2116 Financial Center, Des Moines, Iowa 50309.

(3)  Dr. Turner’s beneficial ownership includes options to purchase 100,000 shares of common stock issued under the 2007 Stock Option Plan, subject to approval by shareholders as part of the Plan of Recapitalization that may be acquired within 60 days of such approval. Dr. Turner’s beneficial ownership excludes 900,000 shares of common stock issued under the 2007 Stock Option Plan, subject to approval by shareholders as part of the Plan of Recapitalization that may be acquired more than 60 days after such approval.

(4)  The beneficial ownership of Mr. Grubman, Mr. Olson and Dr. Haft excludes options to purchase 83,333 shares of common stock issued to each (250,000 shares in aggregate) under the 2007 Stock Option Plan, subject to approval by shareholders as part of the Plan of Recapitalization that may be acquired more than 60 days after such approval.

(5)  Mr. Fry’s beneficial ownership excludes 118,000 shares of common stock issued under the 2007 Stock Option Plan, subject to approval by shareholders as part of the Plan of Recapitalization that may be acquired more than 60 days after such approval.

(6)  Lehman Brother's and Pinnacle's beneficial ownership each includes 500,000 warrants to purchase common stock at $0.30 per share as well as warrants to purchase 166,667 shares common stock at $2.50 per share.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

During 2006 and 2005, the Company paid $4,167 on a monthly basis, plus direct expenses, to Equity Dynamics, Inc., an entity wholly owned by John Pappajohn, a director of the Company, for administrative services that include among other things; accounting, investor relations, and Commission reporting. Total payments received during 2006 and 2005 were $78,390 and $50,500, respectively.

On October 24, 2005, Pace issued 750,000 warrants to purchase Common Stock. Of these warrants, 600,000 were issued to John Pappajohn and the remaining 150,000 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants immediately vested. The warrants have an exercise price of $0.50, which exceeded the market price of Common Stock at the time of issuance. The value of the warrants was separately estimated at $0.01 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five year warrant. As part of the Plan of Recapitalization, Mr. Pappajohn relinquished the 600,000 warrants that were issued to him, and the remaining 150,000 warrants issued to his designees were adjusted to 250,000 warrants to purchase Common Stock, exercisable at $0.30 per share (post-split).

Mr. John Pappajohn, Pace’s chairman and, at the time, sole director, retained Maxim Group LLC as the placement agent in the Private Placement and is engaged in other matters with Maxim Group LLC unrelated to Pace and CONMED.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Information included in this section contains forward-looking statements regarding the business, operations and financial condition of both the Company and CONMED within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from our future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Our and CONMED’s actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. We caution you not to place undue reliance on these forward-looking statements. Such forward-looking statements relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized. You are advised, however, to consult any further disclosures we make in future public statements and press releases.

CONMED, INC.

The following discussion of CONMED’s results below is derived from CONMED’s unaudited financial statements for the nine months ended September 2006 and 2005, as well as the audited financial statements included in this filing as Exhibits 99.1 and 99.2.

Overview

CONMED began providing correctional healthcare services in 1984. It was incorporated on June 10, 1987 in the State of Maryland for the purpose of providing healthcare services exclusively to county detention centers located in Maryland. Our initial business plan targeted small to medium size facilities for staffing only. As we developed experience, we accepted more contracts for additional services, including mental health, dentistry, laboratory, diagnostic imaging and radiologic services, pharmacy and out-of-facility healthcare expenses. In 2000, we served more than 50% of the market in Maryland. In 2003, we elected to seek contracts outside of our home State of Maryland and by 2006, we had secured contracts in the States of Kansas, Virginia and Washington. Currently, we are in contract with and providing service to 18 detention centers/facilities in the United States.

Results of Operations

Nine-Months Ended September 30, 2006 compared to September 30, 2005

Net revenue from CONMED’s medical services provided to correctional institutions for the nine months ended September 30, 2006 and 2005, was $11,117,051 and $8,255,161, respectively, which represents an increase of $2,861,890 or 34.7%. Net income was $350,462 or 3.2% of revenue compared to $597,775 or 7.2% of revenue for the nine months ended December 31, 2006 and 2005, respectively. The decrease in net income is primarily attributable to increased spending for out-of-facility services, medical supplies and pharmacy costs incurred in the first half of 2006.

Revenues

The improvement in CONMED’s revenue for the nine months ended September 30, 2006 compared to the same period for the prior year resulted from the addition of a new contract with Yakima County, Washington and a new transition contract with Baltimore County, Maryland, in September of 2006, which together accounted for $381,100 or 13.3% of the increase in revenue. Service contracts, which were initiated during 2005, but operating for a full year in 2006 in Howard County, Maryland, in Loudoun, County, Virginia and in Sedgwick County, Kansas represented $1,609,787 or 56.2% of the total revenue improvement. Additional revenue improvement totaling $776,809 or 27.1% of the increase resulted from expansion of the services provided to a number of existing contracts initiated in prior years, primarily in Fredrick County, Maryland. Price increases related to existing service requirements totaling $94,194 or 3.3% of the increase.

Salaries and employee benefits

Salaries and employee benefits were $6,421,376 or 57.8% of revenue for the nine-month period ended September 30, 2006, compared to $4,752,434 or 57.6% of revenue for the nine months ended September 30, 2005. The increase in spending for salaries and employee benefits of $1,668,942 or 35.1% is primarily due to the addition of new employees to support the increase in service contracts.

Lab fees and medical expenses

Laboratory fees and medical expenses for the nine months ended September 30, 2006 and 2005 were $3,140,173 or 28.2% of revenue and $2,120,739 or 25.7% or revenue, respectively, which represented an increase of $1,019,434 or 48.1%. The increase in spending for laboratory fees and medical expenses in absolute dollars is primarily due to the increase in revenue and number of persons covered by CONMED’s services under the additional contracts. The increase in spending as a percentage of revenue reflects the addition of new full service contracts plus expansion of services to existing contracts. The addition of new medical services to existing service contracts, which previously provided staffing only services results in a higher proportion of medical expenses to historical total revenue. Additionally, expensive procedures were incurred in the first half of 2006 at Sedgwich County, Kansas where there is no limit to the maximum cost of care provided, a feature contained in most of CONMED’s contracts. However, recent legislation in Kansas that limits the cost for these procedures to Medicaid rates will significantly reduce these costs in the future. Key factors causing the increase in spending as a percentage of revenue were: out-of-facility charges for hospital, emergency room and other out-patient visits, which increased $355,901 or 51.3%; as well as pharmacy, which was up $297,824 or 41.5%, medical supplies, which were up $63,636 or 94.2%; and laboratory fees, which increased $89,213 or 117.6%.

Other operating expenses

Other operating expenses were $1,198,318 or 10.8% of revenue for the nine months ended September 30, 2006, compared to $782,155 or 9.5% of revenue for the nine-month period September 30, 2005. The increase in spending is primarily due to increased insurance fees for health, surety bonds and workers compensation higher professional fees, educational seminars and conferences, travel and advertising expenses.

Interest expense

Interest expenses for the nine months ended September 30, 2006 and 2005 were $6,722 and $2,058, respectively.

Provision for income taxes

CONMED elected under the Internal Revenue Code to be taxed as an S Corporation effective July 1987. The stockholders of an S Corporation are taxed on their proportional share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

Years Ended December 31, 2005 compared to December 31, 2004

Net revenue from CONMED’s medical services provided to correctional institutions for the years ended December 31, 2005 and 2004 was $11,669,322 and $6,677,886, respectively, which represented an increase of $4,991,436 or 74.7%. Net income was $581,672 or 5.0 % compared to $285,160 or 4.3% for the years ended December 31, 2005 and 2004, respectively. The increase in net income is attributable to the increased revenue.

Revenues

The improvement in revenue in 2005 compared to 2004 reflects the addition of new service contracts in Howard County, Maryland, in Loudoun, County, Virginia and in Sedgwick County, Kansas, which were initiated during 2005 and represented $3,934,798 or 78.8% of the total revenue improvement. Additional revenue improvement resulted from an expansion of the services provided to contracts which were initiated in prior years, primarily in Charles County, Maryland, totaling $934,998 or 18.7% of the increase in revenue. Price increases related to existing service requirements totaling $121,640 or 2.5% of the increase.

Salaries and employee benefits

Salaries and employee benefits were $6,991,780 or 59.9% of revenue for the year ended December 31, 2005, compared to $4,205,068 or 63.0% of revenue for the year ended December 31, 2004. The increase in spending for salaries and employee benefits of $2,786,712 or 66.3% is primarily due to the increase in new service contracts plus higher officers’ compensation. The improvement in spending for salaries and employee benefits as a percentage of sales results from the expansion of CONMED’s business model from providing staffing only to becoming a full service provider, which results in lower spending on salaries as a percentage of revenue.

Lab fees and medical expenses

Laboratory fees and medical expenses for the years ended December 31, 2005 and 2004 were $2,989,838 or 25.6% of revenue and $1,259,967 or 18.9% or revenue, respectively, which represented an increase of $1,729,871 or 137.3%. The increase in spending for laboratory fees and medical expenses in absolute dollars is primarily due to the increase in revenue. The increase in spending as a percentage of revenue reflects the addition of new full service contracts plus expansion of services to existing contracts. The expansion of services from staffing only to full service results in a higher proportion of medical expenses compared to historical total revenue. Key factors causing the increase in spending as a percentage of revenue were: out of facility charges for hospital services, emergency room services and other out-patient visits, which increased $767,209 or 334.0%; as well as pharmacy, which was up $513,151 or 112.4%, and laboratory fees, which increased $62,100 or 104.0%.

Other operating expenses

Other operating expenses were $1,101,599 or 9.4% of revenue for the year ended December 31, 2005, compared to $914,919 or 13.7% of revenue for the year ended December 31, 2004. The increase in spending for other operating expenses is primarily due to increased insurance fees for professional insurance and surety bonds, of $85,138 travel and automobile expenditures of $127,394, legal fees of $64,504 plus advertising and bid expenses of $101,812. The improvement in spending in other operating expenses as a percentage of sales results from the absence of a $115,410 loss from an asset sale in 2004 and $267,830 related to a variance in healthcare insurance.

Interest expense

Interest expenses for the years ended December 31, 2005 and 2004 were $4,433 and $12,772, respectively, reflecting a reduction in outstanding automobile loans.

Liquidity and Capital Resources

Financing is provided by funds generated from our operating activities; historically CONMED distributed excess funds to its shareholders.

Cash and Cash Flow for the Years Ended December 31, 2005, Compared to 2004

Cash as of December 31, 2005 and 2004 was $487,029 and $44,461, respectively. Total increases in cash were $442,568 and $40,854 for the years ending December 31, 2005 and 2004, respectively.

Operating activities provided $898,073 reflecting net income of $581,672 plus non-cash expenses for depreciation of $42,830. Changes in working capital provided $273,571 reflecting increases in accounts payable of $262,865, accrued expenses of $195,487 and deferred revenue of $85,491, offset by increased accounts receivable of $184,491 and prepaid expenses of $85,321.

Investing activities used $67,529 for the purchase of office and medical equipment.

Financing activities used $387,976 primarily due to distribution to CONMED’s stockholders of $372,000. Payments on existing loans were $15,976.

Cash and Cash Flow for the Nine-Months Ended September 30, 2006, Compared to 2005

Cash as of September 30, 2006 and 2005 was $564,032 and $487,029, respectively. Total increases in cash were $77,003 and $620,562 for the nine months ended September 30, 2006 and 2005, respectively.

Operating activities provided $467,658, reflecting net income of $350,462 plus non-cash expenses for depreciation of $33,322 and loss on the disposal of equipment of $9,734. Changes in working capital provided $74,140, reflecting increases in accounts payable of $526,489 and accrued expenses of $302,809 partially offset by increased accounts receivable $545,635 deposits of $137,742, prepaid expenses of $50,164 and deferred revenue of $21,617.

Investing activities provided $8,213, reflecting $28,000 from the sale of equipment, which was partially offset by $19,787 used for the purchase of office and medical equipment.

Financing activities used $398,868, primarily due to distribution to the company’s stockholders of $375,000. Payments on existing loans were $23,868.

Liquidity

CONMED maintained a $1,000,000 line of credit which expired in December 2006. Interest was paid monthly at the prime rate as listed in the Wall Street Journal plus 5% per annum. In addition CONMED has $500,000 available for letters of credit, which reduces the amount available from the line of credit. The outstanding balance is due on demand and is guaranteed by CONMED’s stockholders and spouses. The line of credit is collateralized by CONMED’s accounts receivable. In addition the line of credit has certain other covenants, which CONMED must meet to maintain the credit facility. There were no borrowings respectively on the line of credit at September 30, 2006 and 2005.

Auto Loan

As of September 30, 2006, CONMED had a note outstanding for $22,328.

Off Balance Sheet Arrangements

CONMED is required to provide performance and payment guarantee bonds with county governments under certain contracts. As of September 30, 2006, it has two performance bonds totaling $4,363,566. The surety issuing the bonds has recourse against certain of CONMED’s assets in the event the surety is required to honor the bonds. In addition ourCONMED’s stockholders and their spouses guarantee the bonds.

Contractual Obligations

The following table presents our expected cash requirements for contractual obligations outstanding as of September 30, 2006:

	Total	Due as of 9/30/07	Due as of 9/30/08 and 9/30/09	Due as of 9/30/10 and 9/30/11	Due Thereafter
Automobile Loan	$22,328	$15,100	$7,434	$-	$-
Automobile Leases	11,681	4,303	-	-	-
Office Space Leased	102,873	72,238	48,869
Total Contractual Cash Obligations	$136,882	$91,641	$56,303	$-	$-

Effects of Inflation

CONMED believes that inflation and changing prices over the past three years have not had a significant impact on its revenue or results of operations.

Potential Areas of Future Growth

1.
Pharmacy as a revenue source. CONMED currently contracts with specialty pharmacy companies for the provision of pharmacy services. It is likely that as CONMED grows past $30 million in annual revenue, the pharmacy utilization will exceed $2.5 million per year. At that point in time, it may be possible to build or purchase independent pharmacy capability to serve the needs of CONMED at less cost. In addition, these services can be marketed to other facilities that may seek these services independent of CONMED’s other correctional healthcare services. Also, opportunities exist for the provision of pharmacy services to Nursing Homes and Assisted Living facilities requiring similar packaging and distribution systems. CONMED has grown this source of revenue from nonexistent in 2000 to over $1 million per year in 2006.

2.
TPA services. The business of repricing claims for county detention centers will likely be appealing to virtually all counties across the country independent of their desire to utilize CONMED’s other correctional healthcare services. A particularly attractive market for these services is found in the large number of small detention centers across the country. These facilities have little or no market clout for negotiation of favorable rates and would benefit greatly from the services. CONMED has grown this line of business from nonexistent in 2003 to over $1 million in 2006.

3.
Dental Services. CONMED anticipates the development of a division to provide mobile dental services to the facilities we serve, as well as those seeking only dental services. Many small facilities do not have dental suites. The costs of sending inmates out to local dentists are high in comparison to the costs of contracting with a mobile unit. We believe this may be an attractive program.

4.
Occupational Medicine Services. CONMED has found that the juxtaposition of our inmate healthcare services to other county law enforcement services has found us frequently selected to provide pre-employment physical examinations, drug screening programs, OSHA programs and others as needed. We believe that we can provide incentives to local site managers and Physicians to develop these programs with corporate support and training. CONMED recognizes nearly $100,000 of annual revenue from these services currently.

Summary of Significant Accounting Policies

Revenue

CONMED’s principal source of revenue is contracts to provide medical assistance to state and local correctional facilities. Deferred revenues represents amounts that may be billed in advance of delivery under these contracts.

CONMED’s contracts call for either a fixed monthly fee or a fixed fee per average daily population of the correctional facility. The timing of each payment varies per contract. Revenues from contracts is recognized ratably, for fixed fees, or monthly for contracts with fixed fees per average daily population.

Receivables

Receivables are carried at original invoice amount less payments received and an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Receivables are generally considered past due 30 days after invoice date. Management determines the allowance for doubtful amounts by regularly evaluating individual receivables and considering a creditor’s financial condition, credit history and current economic conditions. Receivables are written off when deemed uncollectible. Recoveries of receivables previously written off are recorded when received.

Property and equipment

Property and equipment are recorded at cost. Depreciation is provided using the straight-line and accelerated methods of depreciation over the estimated useful lives of three to seven years. It is the policy of CONMED to capitalize purchases of equipment and fixtures that benefit future periods. Repairs and maintenance costs are expensed when incurred.

Income taxes

CONMED has elected under the Internal Revenue Code to be taxed as an S Corporation effective July 1987. The stockholders of an S Corporation are taxed on their proportionate share of CONMED’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

Basic and diluted loss per share

CONMED has adopted Statement of Financial Accounting Standards (“SFAS”) No. 128, Earnings per Share, which requires CONMED to present basic and diluted income (loss) per share amounts. Basic loss per share is based on the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is based on the weighted average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares consist of stock options and warrants (using the treasury stock method) and convertible preferred stock (using the if-converted method).

Recently issued accounting standards

In July 2006 the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. This interpretation provides that the financial statement effects of a tax position shall initially be recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. This interpretation also may require additional disclosures related to tax positions taken.

The provisions of FIN 48 are effective as of the beginning of fiscal year 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of retained earnings. Management is currently evaluating the impact of adopting FIN 48 on CONMED’s financial statements, but does not expect the adoption of this statement to be significant to the financial statements.

PACE HEALTH MANAGEMENT SYSTEMS, INC.

Overview

Prior to October 1998, Pace developed and marketed advanced patient care management software systems that enabled healthcare providers to standardize the delivery of care, maximize resource utilization and improve clinical outcomes. On October 7, 1998, Pace completed the sale of substantially all of its assets to, and the assumption of certain of its liabilities by, Minnesota Mining and Manufacturing Company (the “Transaction”).

Following the Transaction and prior to the Acquisition, Pace had no ongoing operations and no revenues and has minimal operating expenses. Pace’s September 30, 2006 balance sheet reflects current assets of $1,364,459 and current liabilities of $57,916.

The net proceeds from the Transaction were retained by Pace pending a determination of whether to engage in a follow-on transaction. Prior to the Acquisition, Pace had been seeking to consummate a business combination before considering the possible liquidation and distribution of its assets.

Results of Operations

General and administrative

General and administrative expenses include bookkeeping costs, legal fees, expenses associated with shareholder relations and SEC reporting requirements, and insurance. General and administrative expenses were $123,000 and $27,480 for the three months ended September 30, 2006 and 2005, respectively, representing an increase of 347.60%. General and administrative expenses were $225,312 and $82,351 for the nine months ended September 30, 2006 and 2005, respectively, representing an increase of 173.60%, due mainly to an increase in auditing, consulting, and administrative fees, as well as costs and fees incurred in connection with the negotiation of the Acquisition.

Interest Income

Interest income was $17,143 and $14,320 for the three months ended September 30, 2006 and 2005, respectively, representing an increase of 19.71%. Interest income was $55,752 and $30,246 for the nine months ended September 30, 2006 and 2005, respectively, representing an increase of 84.33%. This increase is due mainly to an increase in money market and certificate of deposit interest rates.

Provision for income taxes

 No provision for income tax benefit has been recorded due to Pace recording a valuation allowance on the deferred tax assets.

Liquidity and Capital Resources

Net cash used in operating activities for the nine months ended September 30, 2006 and 2005 was $398,317 and $56,955, respectively. Pace has no ongoing operations and no revenues and has minimal operating expenses. Pace’s September 30, 2006 balance sheet reflects current assets of $1,364,459 and current liabilities of $57,916.

The net proceeds from the Transaction were retained by Pace pending a determination of whether to engage in a follow-on transaction. Prior to the Acquisition, Pace had been seeking to consummate a business combination, before considering possible liquidation and distribution of its assets.

Summary of Significant Accounting Policies

Since, prior to the Acquisition, Pace had no ongoing operations or revenues, it has not identified any critical accounting policies.

Recently Issued Accounting Standards

Effective January 1, 2006, Pace adopted the provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“SFAS”) No. 123 (revised), “Share-Based Payment” (“SFAS 123R”) using a modified version of prospective application. Prior to the adoption of SFAS 123R, Pace accounted for share-based payments to employees using the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”(“APB 25”). Under the provisions of APB 25, restricted stock awards were accounted for using variable plan accounting whereby compensation expense or benefit was recorded each period from the date of grant to the measurement date based on the fair value of Pace’s common stock at the end of each period. Stock option awards were accounted for using fixed plan accounting whereby Pace recognized no compensation expense for stock option awards because the exercise price of options granted was equal to the fair value of the common stock at the date of grant.

Under the modified prospective application, the provisions of SFAS 123R apply to new awards and to awards outstanding on January 1, 2006 and subsequently modified, repurchased or cancelled. Under the modified prospective approach, compensation expense recognized in the second quarter of 2006 includes compensation costs for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Prior periods were not restated to reflect the impact of adopting the new standard.

As a result of all stock-based compensation being fully vested as of December 31, 2005, there is no effect on income before taxes, net income and basic and diluted earnings per share for the three months ended September 30, 2006.

MARKET PRICE AND DIVIDENDS ON PACE COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

Beginning May 19, 1998, Pace Common Stock has been quoted on the OTC Bulletin Board under the symbol “PCES.” From the Company’s initial public offering on April 27, 1995 through May 18, 1998, the Company’s Common Stock was traded on The NASDAQ Small Cap Market. The following table sets forth the range of high and low sales prices of the Company’s Common Stock by quarter over the last two years. These quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not reflect actual transactions.

Quarter ended	High	Low
3/31/05	0.27	0.08
6/30/05	0.20	0.11
9/30/05	0.15	0.10
12/31/05	0.15	0.10
3/31/06	0.50	0.10
6/30/06	0.36	0.15
9/30/06	0.40	0.16
12/31/06	0.22	0.18

The Company has declared no cash dividends since its inception with respect to the Common Stock, and has no plan to declare a dividend in the near future. The Board has declared no cash dividends with respect to the Preferred Stock and has no plan to declare a dividend in the near future.

In January 2007, holders of the Company’s Series A Preferred Stock converted 50% of the accrued but unpaid dividends on their Series A Preferred Stock into an aggregate of 2,600,000 shares of Common Stock. All the holders of Series A Preferred Stock have agreed to waive the remaining accrued and unpaid dividends on their shares of Series A Preferred Stock at the consummation of the Plan of Recapitalization.

As of January 22, 2007, there were 68 shareholders of record of the Company’s Common Stock.

On January 26, 2007, the high and low closing prices of our Common Stock was $0.30 and $0.25 respectively.

RISK FACTORS

You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks related to Our Business

RISKS ASSOCIATED WITH INTERNAL EXPANSION. The Company’s growth is generally dependent upon CONMED’s ability to obtain contracts to provide medical services to inmates in county correctional and detention facilities. The growth rate of the Company’s business depends on a number of factors, including crime rates and sentencing patterns in various jurisdictions and the Company’s ability to integrate new facilities into its management structure. The Company may have to obtain sufficient capital resources in order to compete effectively in the industry. There can be no assurance any contract will, in fact, be awarded. Further, there can be no assurance the Company will be able to obtain contracts to manage the medical services in new facilities or retain existing contracts upon their expiration.

CONMED IS A PROFITABLE COMPANY PROVIDING CONTRACTED BUSINESS SERVICES. IN ANY CONTRACT BUSINESS, IT IS POSSIBLE A CONTRACT WILL BE LOST OR NOT RENEWED. CONMED’s top three clients, Sedgwick County Detention Center, Harford County Detention Center and Charles County Detention Center, generated approximately forty-six percent (46%) of its total revenues for the nine months ended September 30, 2006. These same clients generated approximately forty-two percent (42%) of the Company’s direct profit per contract. If a contracted detention facility, particularly one of the Company’s primary detention facilities, terminates its contract, which generally may be effective upon ninety (90) days written notice, the Company’s business and financial performance may be seriously harmed.

SHORT-TERM CONTRACTS. CONMED’s detention center medical services contracts are typically short-term, ranging from one to three years, with renewal or extension options in favor of the contracting governmental agency. Including extension options, the Company has one major contract and several smaller contracts subject to renewal in 2007, which accounted for approximately 13% and 10% of revenue for the nine-month period ended September 30, 2006, respectively. There can be no assurance these or any other contract will be renewed or that extension options will be exercised. Additionally, the contracting governmental agency typically may terminate a facility contract without cause by giving the Company adequate written notice. The Company customarily incurs significant development and start-up costs in establishing its services within the new facilities, and the termination or non-renewal of a contract would require an immediate write-off of any unamortized costs associated with the contract, and could have a material adverse effect upon the Company’s financial condition, results of operations and liquidity.

CONMED IS CURRENTLY NEGOTIATING A $5.6 MILLION CONTRACT TO PROVIDE MEDICAL SERVICES. IF CONMED DOES NOT FINALIZE THE TERMS OF THIS AGREEMENT, CONMED’S FINANCIAL PERFORMANCE COULD BE NEGATIVELY AFFECTED. CONMED is currently providing medical services to Baltimore County Detention Center on an interim transition basis. CONMED has entered into final negotiations for a new nine year contract with an annual revenue value equal to approximately $5.6 million and an aggregate revenue value equal to approximately $54 million. If CONMED does not finalize the terms of this Baltimore County contract, and does not gain Baltimore County as one of their contracted site facilities, CONMED’s future business and financial performance may be seriously harmed.

CONTRACTS SUBJECT TO GOVERNMENTAL FUNDING. CONMED’s detention center medical services contracts are subject to either annual or bi-annual governmental appropriations. Failure by a governmental agency to receive such appropriations could result in termination of the contract by such agency or a reduction of the fee payable to the Company. In addition, even if funds are appropriated, delays in payments may occur which could have a material adverse effect on the Company’s financial condition, results of operations and liquidity.

CONMED’S INABILITY TO OBTAIN REQUIRED PERFORMANCE AND/OR PAYMENT BONDS MAY LIMIT ITS ABILITY TO MAINTAIN EXISTING CONTRACTS AND ACQUIRE ADDITIONAL CONTRACTS. In order to expand CONMED’s business and obtain new facilities contracts, as well as maintain certain existing contracts, CONMED will need to obtain bonds in certain counties for which CONMED provides its services. In order to obtain such bonds, or renew existing bonds, CONMED will be required to fulfill certain financial requirements and standards. To the extent CONMED is unable to fulfill the necessary financial requirements and standards, CONMED may not be able acquire new facilities contracts and could lose its existing contracts, all of which could negatively impact the Company’s business operations and financial condition.

UNCERTAIN OCCUPANCY LEVELS. A small portion of the Company’s revenues is generated under detention center medical services contracts that specify an offset for populations under a specified number. Under such a per diem rate structure, a decrease in occupancy levels could cause a decrease in the facilities’ needs for medical services, and therefore, could cause a decrease in revenue and profitability, and may have some adverse effect on the Company’s overall financial condition, results of operations and liquidity.

IMPACT OF DISTURBANCE. An escape, riot, epidemic, catastrophic or other disturbance that seriously impacts the health of a large number of inmates at one of CONMED’s facilities could have a material adverse effect on the Company’s financial condition, results of operations and liquidity. As a result of a disturbance inmates may suffer multiple injuries for which the cost of care may have a temporary but significant effect on profitability. Approximately 75% of CONMED’s healthcare services revenues for the nine month period ended September 30, 2006 are operated under caps which provide limits on the cost of exposure, however, multiple events with significant costs may exceed budget targets.

The remaining 25% of CONMED’s correctional healthcare services revenues from continuing operations, contain no limits on CONMED’s exposure for treatment costs related to catastrophic illnesses or injuries to inmates. Although CONMED attempts to compensate for the increased financial risk when pricing contracts that do not contain catastrophic limits and has not had any catastrophic illnesses or injuries to inmates that exceeded its insurance coverage in the past, there can be no assurance CONMED will not experience a catastrophic illness or injury of a patient that exceeds its coverage in the future. The occurrence of severe individual cases outside of those catastrophic limits could render contracts unprofitable and could have a material adverse effect on CONMED’s financial condition and results of operations.

WE MAY BE SUBJECT TO CERTAIN LITIGATION CLAIMS RESULTING FROM OR RELATING TO INMATE DEATHS. Prisoners may die while in a correctional facility due to various reasons, including, without limitation, natural causes and suicide. Consequently, CONMED may be exposed to potential liability arising from or relating to such deaths. Such occurrences may have negatively impact CONMED’s business operations.

WE MAY INCUR SIGNIFICANT START-UP AND OPERATING COSTS ON NEW CONTRACTS BEFORE RECEIVING RELATED REVENUES, WHICH MAY IMPACT OUR CASH FLOWS AND NOT BE RECOUPED. When we are awarded a contract to provide medical services to a facility, we may incur significant start-up and operating expenses, including the cost of purchasing equipment and staffing the facility, before we receive any payments under the contract. These expenditures could result in a significant reduction in our cash reserves and may make it more difficult for us to meet other cash obligations. In addition, a contract may be terminated prior to its scheduled expiration and as a result we may not recover these expenditures or realize any return on our investment.

CONMED UTILIZES THIRD PARTY ADMINISTRATORS (TPA) AND PROVIDER NETWORKS TO OBTAIN OUT-OF-FACILITY CARE IN VARIOUS MARKETS. SHOULD THOSE NETWORKS BECOME INACCESSIBLE THE COSTS TO CONMED FOR PROVIDING THOSE SERVICES WOULD RISE 35-40%. Our current profit margin is in part due to our ability to reduce out-of-facility costs that are defined by contracted networks. Our costs are typically 40% less than the stated charges for these services. It is important to note that healthcare providers for the general public utilize these same programs. It is unlikely the environment will change, causing the return of payments based on healthcare provider’s charges without discounts. The trend over the past ten years has been one of deeper discounting against these charges. If the trend reversed or slowed, it would negatively impact our operating margins and could have a material adverse effect on the Company.

CHANGES IN STATE AND FEDERAL REGULATIONS COULD RESTRICT CONMED’S ABILITY TO CONDUCT ITS BUSINESS. CONMED is subject to extensive regulation by both the federal government and the states in which it conducts its business. There are numerous healthcare and other laws and regulations that CONMED is required to comply with in the conduct of its business. These laws may be materially changed in the future or new or additional laws or regulations may be adopted with which CONMED will be required to comply. The cost of compliance with current and future applicable laws, rules and regulations may be significant.

These state and federal laws and regulations that affect CONMED’s business and operations include, but are not necessarily limited to:

•	healthcare fraud and abuse laws and regulations, which prohibit illegal referral and other payments;
•	Employee Retirement Income Security Act of 1974 and related regulations, which regulate many healthcare plans;
•	pharmacy laws and regulations;
•	privacy and confidentiality laws and regulations;
•	civil liberties protection laws and regulations;
•	state and national correctional healthcare auditing bodies;
•	various licensure laws, such as nursing and physician licensing bodies;
•	drug pricing legislation; and
•	Medicare and Medicaid reimbursement regulations.

CONMED believes it is operating its business in substantial compliance with all existing legal requirements material to the operation of its business. There are, however, significant uncertainties regarding the application of many of these legal requirements to its business, and there cannot be any assurance that a regulatory agency charged with enforcement of any of these laws or regulations will not interpret them differently or, if there is an enforcement action, that CONMED’s interpretation would prevail. In addition, there are numerous proposed healthcare laws and regulations at the federal and state levels, many of which could materially affect CONMED’s ability to conduct its business or adversely affect its results of operations.

For example, the State of Maryland Board of Nursing has requested that CONMED provide 24 hour 365 day per year nursing coverage in order to be compliant with newly approved state regulations regarding nursing standards. To be compliant with this change would require several of the smaller facilities to significantly increase the level of staffing from part-time medics to full-time nursing positions. The costs for this increase would be outside the scope of the current contracts. In order to be compliant, CONMED will need to secure contract extensions for the higher level of staffing.

CONMED is currently in discussion with the Maryland Sheriff’s, Maryland Association of Counties, Maryland Correctional Administrators Association and the Department of Health and Mental Hygiene to develop a workable matrix of staffing that will fit the needs and budgets of small county detention centers. Considerable progress has been made toward reaching a negotiated resolution, however, there can be no assurance the Company will succeed in developing such a workable matrix of staffing.

CONMED IS SUBJECT TO HIPAA, THE FAILURE WITH WHICH TO COMPLY COULD ADVERSELY AFFECT CONMED’S BUSINESS. On August 21, 1996, Congress passed the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). This legislation required the Secretary of the Department of Health and Human Services to adopt national standards for electronic health transactions and the data elements used in such transactions. The Secretary has adopted safeguards to ensure the integrity and confidentiality of such health information. Violation of the standards is punishable by fines and, in the case of wrongful disclosure of individually identifiable health information, imprisonment. Although CONMED intends to comply with all applicable laws and regulations regarding medical information privacy, failure to do so could have an adverse effect on CONMED’s business.

OUR ABILITY TO SECURE NEW CONTRACTS TO PROVIDE HEALTHCARE AND MEDICAL SERVICES TO CORRECTIONAL AND DETENTION FACILITIES DEPENDS ON MANY FACTORS OUTSIDE OUR CONTROL. Our growth is generally dependent upon our ability to obtain new contracts to provide healthcare medical services to correctional and detention facilities. This possible growth depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions and acceptance of privatization. The demand for our services could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the decriminalization of certain activities currently proscribed by our criminal laws. For instance, any changes with respect to drugs and controlled substances or illegal immigration could affect the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for correctional facilities to house them, and thus, reduce the number of inmates receiving medical services. Legislation has been proposed in numerous jurisdictions that could lower minimum sentences for some non-violent crimes and make more inmates eligible for early release based on good behavior. Also, sentencing alternatives under consideration could put some offenders on probation with electronic monitoring who would otherwise be incarcerated. Similarly, reductions in crime rates could lead to reductions in arrests, convictions and sentences requiring incarceration at correctional facilities.

In January 2005, the Supreme Court declared the federal sentencing guidelines, previously considered mandatory, as unconstitutional, stating they violate defendants’ rights under the Sixth Amendment to be tried by a jury. The Supreme Court advised that federal judges should continue to use the federal sentencing guidelines as suggestions rather than mandatory guidelines. Although it is too early to predict the impact, if any, on our business, the ruling could lead to federal sentences becoming more varied which could lead to a reduction in the length of sentences at correctional facilities.

GOVERNMENT AGENCIES MAY INVESTIGATE AND AUDIT OUR CONTRACTS AND, IF ANY IMPROPRIETIES ARE FOUND, WE MAY BE REQUIRED TO REFUND REVENUES WE HAVE RECEIVED, REQUIRED TO FOREGO ANTICIPATED REVENUES, AND SUBJECT TO PENALTIES AND SANCTIONS. Certain governmental agencies have the authority to audit and investigate our contracts. As part of that process, government agencies may review our performance of the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. For contracts that actually or effectively provide for reimbursement of expenses, if an agency determines we have improperly allocated costs to a specific contract, we may not be reimbursed for those costs, and we could be required to refund the amount of any such costs that have been reimbursed. If a government audit asserts improper or illegal activities by us, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with certain government entities.

THERE ARE LARGE COMPETITORS IN THE HEALTHCARE INDUSTRY THAT COULD CHOOSE TO COMPETE AGAINST CONMED REDUCING CONMED’S PROFIT MARGINS. Existing national correctional healthcare contract companies, localized and regional contracting companies, hospitals and integrated Health Systems are potential competitors of CONMED. These companies include well-established companies which may have greater financial, marketing and technological resources than CONMED, such as PHS, CMS and Wexford Health. Increased price competition could reduce CONMED’s profit margins and have a material adverse effect on the Company.

THERE ARE BARRIERS TO ENTRY INTO THE CORRECTIONAL HEALTHCARE SERVICES MARKET WHICH COULD BE OVERCOME RESULTING IN GREATER COMPETITION. The barriers to entrance to compete for contracts are typically 5 years experience providing the same services and demonstrated financial stability. Although a new startup company would be unable to meet the experience criteria, it would be possible for an investor to purchase an existing experienced company, add capital and quickly become competitive on a national scale.

WE ARE DEPENDENT ON GOVERNMENT APPROPRIATIONS. Our cash flow is subject to the receipt of sufficient funding of, and timely payment by, contracting governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, it may terminate our contract or delay or reduce payment to us. Any delays in payment, or the termination of a contract, could have an adverse effect on our cash flow and financial condition. In addition, as a result of, among other things, recent economic developments, federal, state and local governments have encountered, and may encounter, unusual budgetary constraints. As a result, a number of state and local governments are under pressure to control additional spending or reduce current levels of spending. Accordingly, we may be requested in the future to reduce our existing per diem contract rates or forego prospective increases to those rates. In addition, it may become more difficult to renew our existing contracts on favorable terms or otherwise.

CONMED’S INABILITY TO REACT EFFECTIVELY TO CHANGES IN THE HEALTHCARE INDUSTRY COULD ADVERSELY AFFECT ITS OPERATING RESULTS. In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare reimbursements, and horizontal and vertical consolidation within the healthcare industry. Proposed changes to the U.S. healthcare system may increase governmental involvement in healthcare and ancillary health services, and otherwise change the way payers, networks and providers conduct business. Healthcare organizations may react to these proposals and the uncertainty surrounding them by reducing or delaying purchases of cost control mechanisms and related services that CONMED provides. Other legislative or market-driven changes in the healthcare system that CONMED cannot anticipate could also materially adversely affect CONMED’s business. CONMED’s inability to react effectively to these and other changes in the healthcare industry could adversely affect its operating results. CONMED cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on CONMED or its customers. The inability of CONMED to react effectively to changes in the healthcare industry may result in a material adverse effect on its business.

THE CONTINUED SERVICES AND LEADERSHIP OF CONMED’S SENIOR MANAGEMENT IS CRITICAL TO ITS ABILITY TO MAINTAIN GROWTH AND ANY LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT ITS BUSINESS. The future of the business of CONMED depends to a significant degree on the skills and efforts of its senior executives, in particular, Dr. Richard Turner, its President and Chief Executive Officer, Ronald Grubman, its former President and Chief Executive Officer (anticipated to be Executive Vice President of Strategic Development immediately after the Closing Date) and Howard Haft, MD, MMM, CPE, its Chief Medical Officer, (anticipated to be Executive Vice President and Chief Medical Officer immediately after the Closing Date). If CONMED loses the services of any of its senior executives, and especially if any of its executives joins a competitor or forms a competing company, CONMED’s business and financial performance could be seriously harmed.

The Company has executed employment agreements with Mr. Grubman, Dr. Haft and Dr. Turner, effective as of the closing of the Acquisition, which include, except for Dr. Turner’s employment agreement, noncompetition clauses that expire three (3) years after termination of employment, or during the period that such employee is an owner of any issued and outstanding stock of the Company. If, for any reason, we lose any of our executive officers’ skills, knowledge of the industry, contacts and expertise, it could result in a setback to the Company operating plan.

CONMED WILL INCUR ADDITIONAL COSTS AS AN INDEPENDENT PUBLIC COMPANY AND MAY BE UNABLE TO OPERATE PROFITABLY AS A STAND-ALONE COMPANY. CONMED will incur significant additional costs as a separate and independent public company. These costs include, among other things, the payment of a salary to CONMED’s Chief Executive Officer, Dr. Richard Turner and additional legal and accounting costs incurred as a result of becoming a public company. Furthermore, CONMED may not be able to put in place the financial, administrative and managerial structure necessary to operate as a public company, or the development of such structure may require a significant amount of management’s time and other resources including financial resources, which could hinder CONMED’s ability to operate profitably.

CONMED’S REVENUE MARGINS MAY DECREASE DUE TO FIXED REVENUE BASE. CONMED’s existing contracts are primarily structured as fixed fee contracts. The costs of inmate healthcare may fluctuate from what was anticipated by CONMED due to several variables, including increases in inmate population and increased inmate illness. Such additional costs may not be easily passed through under those contracts containing a fixed fee structure, and therefore, CONMED may not always have sufficient revenue to cover such increased costs. As a result, CONMED’s revenue margins may fall. If CONMED’s revenue margins decrease more than 1 or 2 percentage points, CONMED’s ability to perform under its contracts may be limited, which could negatively impact CONMED’s business operations and financial performance.

CONMED MAY BE UNSUCCESSFUL IN THE HIRING AND RETENTION OF SKILLED PERSONNEL. The future growth of CONMED’s business depends on successful hiring and retention of skilled personnel, and CONMED may be unable to hire and retain the skilled personnel it needs to succeed. Qualified personnel are in great demand throughout the healthcare industry, thus it is difficult to predict the availability of qualified personnel or the compensation levels required to hire and retain them. CONMED faces stiff competition for staffing, which may increase its labor costs and reduce profitability. CONMED competes with other healthcare and service providers in recruiting qualified management and staff personnel for the day-to-day operations of its business, including nurses and other healthcare professionals. In some markets, the scarcity of nurses and other medical support personnel has become a significant operating issue to healthcare businesses. This scarcity may require CONMED to enhance wages and benefits to recruit and retain qualified nurses and other healthcare professionals. Because a significant percentage of CONMED’s existing contracts are structured as fixed fee contracts, CONMED has a limited ability to pass along increased labor costs to existing customers. The failure of CONMED to attract and retain sufficient skilled personnel at economically reasonable compensation levels may limit CONMED’s ability to perform under its contracts, which could lead to the loss of existing contracts or its ability to gain new contracts, and may impair CONMED’s ability to operate and expand its business, as well as harm its financial performance.

CONMED MAY EXPERIENCE UNBUDGETED INCREASES IN COSTS RELATED TO THE PROVISION OF HEALTHCARE. Currently, CONMED predicts the costs of healthcare based on prior experience and projected increases. The projections for future increases are based on historical trends and expected increases related to the development of new healthcare initiatives, treatments and disease states. For example recent increases in the use of high cost psychiatric medications have triggered increases in the projected costs of those medications in the bid process. However, mid cycle increases, such as those associated with the need to use a more expensive antibiotic for a drug resistant infection, or the development of a standard treatment for Hepatitis C, for example, would produce significant cost overruns in pharmacy budgeted expenses.

WE ARE SUBJECT TO NECESSARY INSURANCE COSTS. Workers’ compensation, employee health, medical professional and general liability insurance represent significant costs to us. Because we significantly self-insure for workers’ compensation, employee health, medical professional and general liability risks, our insurance expense is dependent on claims experience, our ability to control our claims experience, and in the case of workers’ compensation and employee health, rising health care costs in general. Further, additional terrorist attacks, such as those on September 11, 2001, and concerns over corporate governance and corporate accounting scandals, could make it more difficult and costly to obtain liability and other types of insurance. Unanticipated additional insurance costs could adversely impact our results of operations and cash flows, and the failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on us.

WE MAY BE ADVERSELY AFFECTED BY INFLATION. Many of our medical services contracts provide for fees that increase by only small amounts during their terms. If, due to inflation or other causes, our operating expenses, such as wages and salaries of our employees, insurance, medical, and food costs, increase at rates faster than increases, if any, in our contract fees, then our profitability would be adversely affected.

CONMED MAY EXPERIENCE LIABILITY SUITS. The Company’s medical services to correctional and detention facilities exposes it to potential third-party claims or litigation by inmates or other persons for adverse outcomes (medical malpractice) as well as suits related to infringement of their 8th amendment rights (deliberate indifference). It is likely that as the company grows it will be exposed to additional healthcare liability issues. CONMED currently maintains medical professional liability insurance to cover potential losses, in the amounts of $1,000,000 per incident, $3,000,000 per physician or location aggregate, and $5,000,000 in the aggregate. Such insurance is expensive, subject to various coverage exclusions and deductibles and may not be obtainable in the future on terms acceptable to the Company, or at all. A successful claim against us in excess of our insurance coverage could materially harm our business.

RISKS ASSOCIATED WITH ACQUISITIONS. The Company intends to grow through internal expansion and through selective acquisitions. There can be no assurance the Company will be able to identify, acquire or profitably manage acquired operations or that operations acquired will be profitable or achieve levels of profitability that justify the related investment. Acquisitions involve a number of special risks, including possible adverse short-term effects on the Company’s operating results, diversion of management’s attention from existing business, dependence on retaining, hiring and training key personnel, risks associated with unanticipated problems or legal liabilities, and amortization of acquired intangible assets, any of which could have a material adverse effect on the Company’s financial condition, results of operations and liquidity.

WE DO NOT INTEND TO PAY ANY DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE. We currently intend to retain all future earnings, if any, to finance our current and proposed business activities and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. Although there are only a small number of shares of our preferred stock outstanding, the holders of our preferred stock have rights senior to the holders of our Common Stock with respect to any dividends. We may also incur indebtedness in the future that may prohibit or effectively restrict the payment of cash dividends on our Common Stock.

THE LIABILITY OF OUR OFFICERS AND DIRECTORS IS LIMITED. The applicable provisions of the Iowa Corporation Law and our Certificate of Incorporation limit the liability of our officers and directors to the Company and our stockholders for monetary damages for breaches of their fiduciary duties, with certain exceptions, and for other specified acts or omissions of such persons. In addition, the applicable provisions of the Iowa Corporation Law and of our Certificate of Incorporation and By-Laws provide for indemnification of such persons under certain circumstances. As part of the Plan of Recapitalization, we plan to reincorporate as a Delaware corporation and we plan to provide the officers and directors of the Company indemnification to the fullest extent allowed under the Delaware General Corporation Law. In addition, we plan to enter into an indemnification agreement with our officers and directors in 2007 which will provide for expanded indemnification rights for such individuals. As a result of the foregoing, stockholders may be unable to recover damages against our officers and directors for actions taken by them which constitute negligence, gross negligence or a violation of their fiduciary duties and may otherwise discourage or deter our stockholders from suing our officers or directors even though such actions, if successful, might otherwise benefit us and our stockholders.

THE COMPANY IS NOT CURRENTLY COMPLIANT WITH THE SARBANES-OXLEY ACT. The enactment of the Sarbanes-Oxley Act in July 2002 created a significant number of new corporate governance requirements and additional requirements may be enacted in the future. Since the Common Stock is currently quoted on the OTC Bulletin Board, it is not currently subject to a number of such governance requirements. Although the Company expects to implement the requisite changes to become compliant with existing requirements, and new requirements when they do apply to the Company, the Company may not be able to do so, or to do so in a timely manner. If the Company does not come into compliance with the Sarbanes-Oxley governance requirements, it may not be able to list its securities on either AMEX or Nasdaq markets in the event the Company ever attempts to do so.

CERTAIN STOCKHOLDERS CAN EXERT CONTROL OVER CONMED AND MAY NOT MAKE DECISIONS THAT FURTHER THE BEST INTERESTS OF ALL STOCKHOLDERS. The Company’s officers, directors and principal stockholders (greater than 5% stockholders) together own a majority of the Company’s issued and outstanding common stock. Consequently, these stockholders, if they act individually or together, may exert a significant degree of influence over the Company’s management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change of control of the Company and might affect the market price of the Company’s Common Stock, even when a change of control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with the Company’s interests or the interests of other stockholders, and accordingly, they could cause the Company to enter into transactions or agreements which the Company would not otherwise consider.

Risks Related to Our Securities

TRADING IN OUR COMMON STOCK OVER THE LAST 12 MONTHS HAS BEEN LIMITED, SO INVESTORS MAY NOT BE ABLE TO SELL AS MANY OF THEIR SHARES AS THEY WANT AT PREVAILING PRICES. Shares of our Common Stock are traded on the OTC Bulletin Board. Approximately 16,533 shares were traded on an average daily trading basis for the twelve (12) months ended September 30, 2006. If limited trading in our Common Stock continues, it may be difficult for investors once and if the securities are registered, to sell the securities acquired by them upon the conversion of the Series B Preferred Stock at any given time at prevailing prices. Also, the sale of a large block of our Common Stock could depress the market price of our Common Stock to a greater degree than a company that typically has a higher volume of trading of its securities.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE. Our Common Stock is currently traded on the OTC Bulletin Board under the symbol “PCES”. The quotation of our Common Stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many companies like ours. Our Common Stock is thus subject to this volatility. Sales of substantial amounts of our Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our Common Stock.

AN ACTIVE AND VISIBLE TRADING MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP. We cannot predict whether an active market for our Common Stock will develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;
•	market visibility for our Common Stock may be limited; and
•	a lack of visibility for our Common Stock may have a depressive effect on the market price for our Common Stock.

The OTC Bulletin Board is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ, and quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers, as are those for the NASDAQ Stock Market. The trading price of the Common Stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by the Company or its competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our Common Stock.

OUR COMMON STOCK IS SUBJECT TO, AND OUR ADDITIONAL FINANCING REQUIREMENTS COULD RESULT IN, DILUTION TO EXISTING STOCKHOLDERS. Our Common Stock is subject to dilution from shares reserved for issuance. Additional financings which we may require have and may in the future be obtained through one or more transactions which have diluted or will dilute (either economically or in percentage terms) the ownership interests of our stockholders. Further, we may not be able to secure such additional financing on terms acceptable to us, if at all. We have the authority to issue additional shares of Common Stock and preferred stock, as well as additional classes or series of ownership interests or debt obligations which may be convertible into any one or more classes or series of ownership interests. The issuance of additional warrants or options, and the exercise of such warrants or options, may also cause further dilution of the ownership interests of our stockholders.

PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR COMMON STOCK. The Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our Common Stock, which qualifies as “penny stock”, is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such purchasers can sell any such securities.

Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	“Boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Purchasers of penny stocks may have certain legal remedies available to them in the event the obligations of the broker-dealer from whom the penny stock was purchased violates or fails to comply with the above obligations or in the event that other state or federal securities laws are violated in connection with the purchase and sale of such securities. Such rights include the right to rescind the purchase of such securities and recover the purchase price paid for them. Application of these penny stock regulations to our Common Stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our Common Stock to resell the stock.

ADDITIONAL AUTHORIZED SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE MAY ADVERSELY AFFECT THE MARKET. The Company is authorized to issue 20,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of the date hereof, there were 8,316,074 shares of Common Stock, 2,875,000 shares of Series A Preferred Stock, 15,000 shares of Series B Preferred Stock and 8,000 shares of Series C Preferred Stock issued and outstanding. However, the total number of shares of Common Stock issued and outstanding does not include shares reserved for issuance upon the exercise of outstanding options or warrants or shares reserved for issuance under the Company’s 2007 Stock Option Plan (the “Stock Option Plan”). As of the date hereof, the Company had outstanding stock options and warrants to purchase an aggregate of 4,053,000 shares of our Common Stock, and we have reserved shares of our Common Stock for issuance in connection with the potential exercise thereof.

After effectiveness of the Plan of Recapitalization and upon conversion of the Series A, Series B and Series C Preferred Stock into Common Stock, there will be 11,800,000 shares of Common Stock issued and outstanding, in addition to warrants to purchase 1,500,000 shares of Common Stock, exercisable at $0.30 per share, and expiring 5 years from the grant date, and warrants to purchase 500,000 shares of Common Stock, exercisable at $2.50 per share, expiring 5 years from the grant date, all of which were issued to investors in the Private Placement. The total number of shares of Common Stock issued and outstanding also does not include shares reserved for issuance upon the exercise of outstanding options or warrants or shares reserved for issuance under the Stock Option Plan. Giving effect to the Plan of Recapitalization, the Company will have outstanding warrants to purchase an aggregate of 250,000 shares of our Common Stock, the exercise prices of which are $0.30 per share, and we have reserved shares of our Common Stock for issuance in connection with the potential exercise thereof. Further, the Company issued warrants to purchase 300,000 shares of Common Stock to the placement agent in the Private Placement, at an exercise price equal to $2.75 per share. In addition, the Board of Directors has approved the Stock Option Plan which reserves up to 1,600,000 shares of our Common Stock for issuance under its terms, of which 1,503,000 has been authorized by written consent of the Board of Directors for issuance at the time of the Acquisition, at an exercise price of $2.01 per share, subject to shareholder approval of the 2007 Stock Option Plan and the Plan of Recapitalization. To the extent shares of our Common Stock are issued or options or warrants are exercised, investors in our securities will experience further dilution and the presence of such derivative securities may make it more difficult to obtain any future financing. In addition, in the event any future financing should be in the form of, or be convertible into or exchangeable for, equity securities, upon the issuance of such equity securities, investors may experience additional dilution.

ALTHOUGH WE ARE REQUIRED TO USE OUR BEST EFFORTS TO HAVE AN EFFECTIVE REGISTRATION STATEMENT COVERING THE ISSUANCE OF THE SHARES UNDERLYING THE WARRANTS AT THE TIME THAT OUR WARRANT HOLDERS EXERCISE THEIR WARRANTS, WE CANNOT GUARANTEE THAT A REGISTRATION STATEMENT WILL BE EFFECTIVE, IN WHICH CASE OUR WARRANT HOLDERS MAY NOT BE ABLE TO EXERCISE OUR WARRANTS. Although we have undertaken to use our best efforts to maintain a current registration statement covering the shares underlying the warrants following completion of the Private Placement, we cannot assure that we will be able to do so. In addition, we have agreed to use our reasonable efforts to register the shares underlying the warrants under the blue sky laws of the states of residence of the exercising warrant holders, to the extent an exemption is not available. The value of the warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised, in which case the warrants would be automatically exercised using a cashless conversion.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET. From time to time, certain of our stockholders may be eligible to sell all or some of their shares of our Common Stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, subject to certain limitations. All the shares outstanding, post Plan of Recapitalization and prior to the conversion of the Series B Preferred Stock and Series C Preferred Stock, have been issued for more than two years and are eligible for sale in compliance with Rule 144, without regard to the volume limitations thereunder, except for any shares held by our affiliates within the meaning of Rule 144.

In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by a non-affiliate of the Company that has satisfied a two-year holding period. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus may have an adverse effect on the market price of our publicly traded securities.

DESCRIPTION OF SECURITIES

The Company is authorized to issue 25,000,000 shares of capital stock divided into (i) 20,000,000 shares of common stock, no par value and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

As of January 26, 2007, there are 8,316,074 shares of Common Stock issued and outstanding. The total number of shares of Common Stock issued and outstanding does not include shares reserved for issuance upon the exercise of outstanding options or warrants or shares reserved for issuance under the Company’s Stock Option Plan or conversion of preferred stock. As of today, the Company had outstanding stock options and warrants to purchase an aggregate of 4,053,000 shares of our Common Stock, and we have reserved shares of our Common Stock for issuance in connection with the potential exercise thereof.

After approval and adoption of the Plan of Recapitalization, the Company will be authorized to issue 40,000,000 shares of Common Stock. After effectiveness of the Plan of Recapitalization and upon conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock into Common Stock, there will be 11,800,000 shares of Common Stock issued and outstanding. The total number of shares of Common Stock issued and outstanding does not include shares reserved for issuance upon the exercise of outstanding options or warrants or shares reserved for issuance under the Company’s Stock Option Plan. Giving effect to the Plan of Recapitalization, the Company will have outstanding warrants to purchase an aggregate of 250,000 shares of the Company’s Common Stock, exercisable at $0.30 per share. Additionally, the Company issued to investors warrants to purchase an aggregate of 1,500,000 shares of the Company’s Common Stock, exercisable at $0.30 per share, warrants to purchase an aggregate of 500,000 shares of the Company’s Common Stock, exercisable at $2.50 per share, warrants to purchase 300,000 shares of Common Stock to the Placement Agent, at an exercise price equal to $2.75 per share and the Company reserved shares of its Common Stock for issuance in connection with the potential exercise thereof. In addition, the Board approved and authorized the issuance of 1,503,000 employee stock options upon closing of the Acquisition, exercisable at a price per share equal to $2.01 per share, and expiring 10 years from the grant date, pursuant to the 2007 Stock Option Plan which reserves up to 1,600,000 shares of the Company’s Common Stock for issuance. Such issuance is subject to shareholder approval of the Plan of Recapitalization and the 2007 Stock Option Plan which will take place at the next shareholder meeting

The holders of the Company’s Common Stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of Common Stock are entitled:

•
to receive any dividends as may be declared by the Board of Directors out of funds legally available for such purpose after payment of accrued dividends on the outstanding shares of preferred stock; and

•
in the event of the Company’s liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provisions have been made for each class of stock having preference over the Common Stock.

All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable. Holders of the Company’s Common Stock have no preemptive right to subscribe for or purchase additional shares of any class of the Company’s capital stock.

Preferred Stock

Our Board of Directors has the authority, within the limitations set forth in our certificate of designations and certificate of incorporation to provide by resolution for the issuance of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. As of January 26, 2007, there are 2,875,000 shares of Series A Preferred Stock outstanding, 15,000 shares of Series B Preferred Stock outstanding and 8,000 shares of Series C Preferred Stock outstanding. After effectiveness of the Plan of Recapitalization, and following conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock into Common Stock, the Company will be authorized to designate the rights and preferences and issue up to 5,000,000 shares of preferred stock.

Series A Convertible Preferred Stock

The Series A Preferred Stock must be converted into fully paid and non-assessable shares of Common Stock by the Company upon the earlier of (i) the closing of a Qualified Public Offering, or (ii) the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock for a mandatory conversion. A “Qualified Public Offering” is a public offering of the shares of the Company in which (a) a minimum of $10 million is raised in such offering by the Company, or (b) the per share purchase price is at least $4.00 and (c) the offering is underwritten on a firm basis by a recognized underwriter.

Each share of Series A Preferred Stock shall be convertible into fully paid and nonassessable shares of Common Stock at a rate of two shares of Common Stock for each share of Series A Preferred Stock, subject to adjustment when Common Stock has been proportionately adjusted. Upon conversion, all accumulated and unpaid dividends to the conversion date on the Series A Preferred Stock so converted shall also be converted into fully paid and nonassessable shares of Common Stock at the rate of $0.50 of accumulated and unpaid dividends for each share of Common Stock.

The holders of the Series A Preferred Stock are entitled to an annual $0.10 cumulative dividend per share payable in cash and shall become due and payable when, as and if declared by the Board of Directors or the conversion of the Series A Preferred Stock. Series A Preferred Stock is entitled to two votes per share (reflecting its 2-for-1 conversion feature) on all matters submitted to a vote of the holders of Common Stock. In January, 2007, the Company issued 2,600,000 shares of Common Stock to holders of Series A Preferred Stock in satisfaction of 50% of the accrued but unpaid dividends owed to holders of Series A Preferred Stock as of December 31, 2006.

As part of the Plan of Recapitalization, the Series A Preferred Stock will be converted or exchanged into 4,584,196 shares of Common Stock immediately after the 1 for 20 exchange or reverse stock split pursuant to the Plan of Recapitalization, and the holders of Series A Preferred Stock will waive any remaining accrued and unpaid dividends thereon.

Series B Convertible Preferred Stock

At any time after approval of the Plan of Recapitalization but prior to satisfaction of all conditions necessary for the mandatory conversion set forth below, holders of the Series B Preferred Stock may convert the Series B Preferred Stock into shares of Common Stock, at their option, in whole or part, at an initial conversion price equal to $2.50 per share of Common Stock (the “Conversion Price”), such Conversion Price being effective after giving effect to the Plan of Recapitalization.

Holders of the Series B Preferred Stock will be obligated to convert their Series B Preferred Stock into shares of Common Stock at the Conversion Price following such time as the Plan of Recapitalization has been approved by the stockholders of the Company and adopted by the Board of Directors, subject to Company compliance with certain conditions as set forth in the Certificate of Designation establishing the terms of the Series B Preferred Stock.

Upon the occurrence of certain triggering events (as set forth in the Certificate of Designation with respect to the Series B Preferred Stock), holders of the Series B Preferred Stock shall have the right to have all shares of Series B Preferred Stock then held by them redeemed for cash in an amount per share equal to the sum of (i) the greater of (A) 115% of the Stated Value and (B) the product of (a) the VWAP (as defined in the Certificate of Designation) on the trading day immediately preceding the date of the triggering event and (b) the Stated Value divided by the conversion price and (ii) all liquidated damages and other costs, expenses or amounts due in respect of the Series B Preferred Stock.

Except as required by law, the Series B Preferred Stock shall have voting rights equal to the number of shares of Common Stock such Series B Preferred Stock is convertible into as of the record date for such vote (such conversion rate assumes the Plan of Recapitalization has been approved by the stockholders of the Company).

There are no dividends payable on the Series B Preferred Stock unless declared payable by the Board of Directors of the Company.

Upon an Event of Liquidation, holders of any then unconverted shares of the Series B Preferred Stock will be entitled to receive the Liquidation Preference Amount before holders of Common Stock are entitled to receive any portion of the consideration available from the liquidation of the Company. If there are insufficient assets available for distribution to pay such holders of Series B Preferred Stock the full amount to which they are entitled, holders of Series B Preferred Stock will share ratably 100% of the liquidation consideration available with the holders of our Series C Preferred Stock in any distribution of our assets. The “Liquidation Preference Amount” shall be equal to the sum of: (i) the Stated Amount of any then unconverted Series B Preferred Stock, and (ii) any accrued and unpaid dividends, fees or damages owing thereon. For purposes hereof, an “Event of Liquidation” shall mean any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

For so long as any shares of Series B Preferred Stock are outstanding, the Company shall be prohibited from taking certain actions without the prior written consent of the holders of a majority in interest of the Series B Preferred Stock then outstanding, as set forth in the Certificate of Designation.

Series C Convertible Preferred Stock

Holders of the Series C Preferred Stock will be obligated to convert the Series C Preferred Stock into shares of Common Stock (the “Series C Conversion Shares”), after the Plan of Recapitalization has been approved by the stockholders of the Company and adopted by the Board of Directors at an initial conversion price equal to $2.50 per share of Common Stock (the “Series C Conversion Price”), after giving effect to the Plan of Recapitalization.

Except as required by law, the Series C Preferred Stock shall have no voting rights. In addition, there are no dividends payable on the Series C Preferred Stock unless declared payable by the Board of Directors of the Company.

Upon an Event of Liquidation, holders of any then unconverted shares of the Series C Preferred Stock will be entitled to receive the Series C Liquidation Preference Amount before holders of Common Stock are entitled to receive any portion of the consideration available from the liquidation of the Company. If there are insufficient assets available for distribution to pay such holders of Series C Preferred Stock the full amount to which they are entitled, holders of Series C Preferred Stock will share ratably 100% of the liquidation consideration available with the holders of our Series B Preferred Stock in any distribution of our assets. The “Series C Liquidation Preference Amount” shall be equal to $250.00 per share of any then unconverted Series C Preferred Stock.

Warrants and Options

Common stock warrants

Existing Warrants @ $0.30 per share

On October 24, 2005, the Company issued 750,000 warrants to purchase Common Stock. Of these warrants, 600,000 were issued to John Pappajohn and the remaining 150,000 warrants were issued to his designees. The warrants were issued as compensation for past services rendered and all warrants were immediately vested. The warrants have an exercise price of $0.50, which exceeded the market price of the Company’s common stock at the time of issuance. The value of the warrants was separately estimated at $0.01 per share or $10,000 based on the Black-Scholes valuation of the call option associated with a five year warrant. As part of the financing, Mr. Pappajohn relinquished the 600,000 warrants that were issued to him, and the remaining 150,000 warrants issued to his designees will be adjusted to 250,000 warrants to purchase common stock exercisable at $0.30 per share.

Investor Warrants @ $0.30 per share

In connection with the private placement consummated recently (and described under “Recent Sales of Unregistered Securities” below), each investor received a warrant to purchase up to a number of shares of Common Stock equal to 25% of such investor’s subscription amount divided by the Conversion Price (as defined in the Certificate of Designation establishing the Series B Preferred Stock), with an exercise price equal to $0.30. After approval and adoption of the Plan of Recapitalization, the Company will have issued to investors warrants to purchase an aggregate of 1,500,000 shares of Common Stock, exercisable at $0.30 per share, expiring five years from the date the Plan of Recapitalization has been approved by the stockholders of the Company.

Investor Warrants @ $2.50 per share

In connection with the private placement consummated recently (and described under “Recent Sales of Unregistered Securities” below), each investor received a warrant to purchase up to a number of shares of Common Stock equal to 8.3% of such investor’s subscription amount divided by the Conversion Price (as defined in the Certificate of Designation establishing the Series B Preferred Stock), with an exercise price equal to $2.50 per share. After approval and adoption of the Plan of Recapitalization, the Company will have issued to investors warrants to purchase an aggregate of 500,000 shares of Common Stock, exercisable at $2.50 per share, expiring five years from the date the Plan of Recapitalization has been approved by the stockholders of the Company.

Placement Agent Warrants @ $2.75 per share

In connection with the private placement consummated recently (and described under “Recent Sales of Unregistered Securities” below), the Company issued to the Placement Agent (as defined below) a warrant to purchase 5% of the Common Stock issuable upon conversion of the Series B Preferred Stock at each Closing at an exercise price equal to $2.75 per share. After approval of the Plan of Recapitalization, the Company will have issued to the Placement Agent warrants to purchase 300,000 shares of the Common Stock, exercisable at $2.75 per share, and expiring five years from the date of grant.

In sum, after effectiveness of the Plan of Recapitalization, the Company will have outstanding warrants to purchase an aggregate of 2,550,000 shares of the Company’s Common Stock (2,000,000 warrants associated with the sale of the Series B Preferred Stock and 250,000 warrants remaining from the warrants issued on October 14, 2005, the exercise prices of which are $2.50 per share pertaining to 500,000 of such warrants and the exercise prices of which are $0.30 per share for the remaining warrants, as well as 300,000 Placement Agent Warrants), and the Company has reserved shares of its Common Stock for issuance in connection with the potential exercise thereof.

Common stock options

The Board of Directors has adopted the 2007 Stock Option Plan, subject to the effectiveness of the Plan of Recapitalization (the “Stock Option Plan”). The Stock Option Plan will provide for the grant of 1,600,000 incentive stock options, nonqualified stock options, restricted stock, stock bonuses and stock appreciation rights. The Stock Option Plan will be administered by the Board of Directors which has the authority and discretion to determine: (1) the persons to whom the options will be granted; when the options will be granted; the number of shares subject to each option; the price at which the shares subject to each option may be purchased; and when each option will become exercisable.

The Board of Directors has approved and authorized the issuance from the Stock Option Plan of 1,503,000 stock options to certain employees of CONMED at the Closing of the Acquisition, exercisable at $2.01 per share, which the Board determined to be equal to the fair market value at the time of closing, and expiring 10 years from the grant date, such issuance subject to shareholder approval of the Plan of Recapitalization and the Stock Option Plan at the next shareholder meeting.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, P.O. Box 64875, St. Paul, MN 55164-0875.

Changes in and Disagreements with Accountants

None

Recent Sales of Unregistered Securities

In January 2007, holders of Pace’s Series A Preferred Stock converted 50% of the accrued but unpaid dividends on their Series A Preferred Stock into an aggregate of 2,600,000 shares of Common Stock. All the holders of Series A Preferred Stock have agreed to waive the remaining accrued and unpaid dividends on their shares of Series A Preferred Stock at the consummation of the Plan of Recapitalization.

On January 26, 2007, Pace sold to certain “accredited investors” 150 units, each unit consisting of (i) 100 shares of its Series B Convertible Preferred Stock (“Series B Preferred Stock”), (ii) a common stock purchase warrant entitling the holder to purchase up to 10,000 shares of its Common Stock at an exercise price equal to $0.30 per share and (iii) a common stock purchase warrant entitling the holder to purchase up to 3,320 shares of its Common Stock at an exercise price equal to $2.50 per share (such units, the “Units”), in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended and Rule 506 of Regulation D promulgated thereunder. Each Unit was sold for $100,000, for an aggregate purchase price of $15,000,000. The proceeds from the sale of the Units were used to purchase all the issued and outstanding capital stock of CONMED and to provide working capital following such purchase.

In connection with the sale of the Units, the Company retained Maxim Group LLC, an NASD member broker-dealer as its exclusive placement agent (the “Placement Agent”). The Placement Agent received the following compensation: (i) a cash fee of 10% of the gross proceeds delivered at each Closing (an aggregate of $1,500,000) and (ii) a warrant to purchase 5% of the common stock that is issuable upon conversion of the Units, at an exercise price equal to $2.75 per share of common stock. In addition, the Company reimbursed the Placement Agent for its accountable expenses in the amount of $50,000, as well as any filing fees associated with Blue Sky filings, in an amount of $5,000.

The Company agreed to provide investors in the Units with a Registration Rights Agreement whereby it will use its best efforts to register the resale of the Common Stock to be issued upon conversion of the Series B Preferred Stock and exercise of the warrants contained in the Units within one hundred (100) days after the final closing date of the Acquisition. In the event such registration is not effective on or before the 180th day following such final closing date (the “Effectiveness Date”), the Company will pay a cash penalty equal to 1% per month of the gross proceeds received from the sale of the Units (or the ratable portion thereof for a partial month) for each month following the Effectiveness Date that there shall fail to be an effective registration statement for the Common Stock up to a maximum of 10%.

Indemnification of Directors and Officers

Iowa law provides for mandatory indemnification of directors in the case where a director is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation. In addition, a corporation may indemnify a director or officer against liability incurred in a proceeding if either (a) the director or officer acted in good faith; and (b) the director or officer reasonably believed that the conduct was in or at least not opposed to the best interest of the corporation; or (c) the director or officer engaged in conduct for which broader indemnification has been made permissible under a corporation’s articles of incorporation. Indemnification is available in a criminal action only if the person seeking indemnity had no reasonable cause to believe that the person’s conduct was unlawful.

Iowa law generally does not allow indemnification in connection with a proceeding with respect to conduct for which a director or officer receives a financial benefit for which he or she was not entitled, whether or not the director or officer was acting in his or her official capacity. A director or officer can also not be indemnified in connection with a proceeding by or in the right of the corporation, except for reasonable expenses if it is determined that the director or officer has met the relevant standard of conduct.

The Bylaws of the Company provide for indemnification to the fullest extent provided by Iowa law.

Item 8.01  Other Events.

On January 15, 2007, Pace’s Board of Directors approved a Plan of Recapitalization for the Company, which it expects to submit for shareholder approval. Under the proposed plan of recapitalization Pace expects, as soon as practicable, to effect some or all of the following:

•	A reverse split or exchange of 1 share for each 20 shares of common stock.
•
Conversion of the existing Series A Preferred Stock of Pace into 4,584,196 shares of common stock (immediately after the 1 for 20 exchange or reverse stock split) in exchange for conversion of and waiver of remaining accrued and unpaid dividends.

•	Reincorporation in the state of Delaware.
•	Implementing a stock option plan.

Pace expects to file a preliminary proxy statement as required under applicable SEC rules in the near future. Assuming the preliminary proxy statement is approved by the SEC, a final proxy statement will be mailed to shareholders of record for the meeting of shareholders to approve the Plan of Recapitalization.

Following the Acquisition, Pace’s executive offices moved from Des Moines, Iowa to La Plata, Maryland.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of Pace and CONMED.

The financial statements of Pace as of and for the years ended December 31, 2005 and 2004 have been previously included in a Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006, and are hereby incorporated by reference. The unaudited financial statements of Pace as of and for the nine months ended September 30, 2006 and 2005 have been previously included in a Form 10-QSB as filed with the Securities and Exchange Commission on November 14, 2006, and are hereby incorporated by reference.

The audited financial statements and notes to the financial statements of CONMED as of and for the years ended December 31, 2005 and 2004 are included as Exhibit 99.1 to this Report on Form 8-K.

The unaudited financial statements and notes to the financial statements of CONMED as of and for the nine months ended September 30, 2006 and 2005 are included as Exhibit 99.2 to this Report on Form 8-K.

(b)	Pro forma financial information.

The unaudited condensed pro forma combined balance sheet as of September 30, 2006, unaudited condensed pro forma combined statement of operations for the nine months ended September 30, 2006, unaudited condensed pro forma combined statement of operations for the twelve months ended December 31, 2005 and notes to unaudited condensed pro forma combined financial statements are included as Exhibit 99.3 to this Report on Form 8-K.

(c)	Exhibits.

3.1	Bylaws

4.1	Amendment to Certificate of Incorporation defining rights of Series B Preferred Stock

4.2	Amendment to Certificate of Incorporation defining rights of Series C Preferred Stock

4.3	Form of Investor Warrant ($.30)

4.4	Form of Investor Warrant ($2.50)

10.1	Stock Purchase Agreement by and among Pace, CONMED and the CONMED Stockholders set forth therein, dated August 2, 2006 (1)

10.2	Side letter by and among Pace, CONMED and the CONMED Stockholders set forth therein, dated as of January 12, 2007 (2)

10.3	Form of Subscription Agreement dated January 26, 2007, with Registration Rights, by and among Pace and certain investors in the Private Placement

10.4	Placement Agency Agreement dated January 16, 2007, by and between Pace and Maxim Group LLC

10.5	Form of Securities Purchase Agreement dated January 26, 2007, by and among Pace and certain investors in the Private Placement

10.6	Form of Registration Rights Agreement dated January 26, 2007 by and among Pace and certain investors in the Private Placement

23.1	Consent of McGladrey & Pullen, LLP dated February 1, 2007

23.2	Consent of McGladrey & Pullen, LLP dated February 1, 2007

99.1	Audited financial statements and notes to the financial statements of CONMED as of and for the years ended December 31, 2005 and 2004

99.2	Unaudited financial statements and notes to the financial statements of CONMED as of and for the nine months ended September 30, 2006 and 2005.

99.3
Unaudited condensed pro forma combined balance sheet as of September 30, 2006, unaudited condensed pro forma combined statement of operations for the nine months ended September 30, 2006, unaudited condensed pro forma combined statement of operations for the twelve months ended December 31, 2005 and notes to unaudited condensed pro forma combined financial statements.

(1)	Incorporated by reference to the Company’s Report on Form 8-K filed on August 8, 2006
(2)	Incorporated by reference to the Company’s Report on Form 8-K filed on January 17, 2007

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company’s plans, objectives, expectations and intentions; and (ii) other statements identified by words such as “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACE HEALTH MANAGEMENT SYSTEMS, INC.

Date: February 1, 2007	By: /s/ Richard W. Turner
Richard W. Turner, President and Chief Executive Officer